UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
AGILON HEALTH, INC.
(Name of Registrant as Specified In Its Charter)
(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 11, 2022
Dear agilon Shareholder:
2021 was an extraordinary year for agilon health. In April, we completed our initial public offering and became listed on the New York Stock Exchange. Since then, our dedicated and growing team has worked tirelessly to transform healthcare by empowering physicians with the resources and expertise they need to change care for senior patients. And I’m proud to report we have made rapid progress.
Last year, we increased total membership on the agilon platform by 82 percent, to 238,000 seniors, including 186,300 Medicare Advantage members and 51,700 Direct Contracting beneficiaries. Through those partnerships, we have increased our total revenues by 50 percent compared to the prior year, with fiscal year 2021 revenues of $1.83 billion.
Most importantly, we are fostering a sustainable, long-term future for our partners—primary care physicians (PCPs) who are the foundation of care for our nation’s seniors. By supporting PCPs as they transition to a value-based care model, we free them from the constraints of the fee-for-service reimbursement model, one that limits the time and attention they can devote to their patients. This transformative approach, supported not only by agilon technology but also by a network of supportive peers, gives them the insights they need to drive better outcomes for their most vulnerable patients. Put simply, they get to be the doctors they trained to be without losing their independence.
I am continually inspired by the stories of agilon partners, community-based PCPs who have strengthened their practices and delivered more comprehensive care to patients with the agilon Total Care Model. Together, we are leading the transition to value-based care for seniors – and forging a more sustainable, predictable future for the doctors dedicated to their health.
The coming year holds great promise for agilon and our physician partners. We are scaled for growth and expect to generate significant gains in profitability while advancing our robust increases in both membership and revenue. Plus, we will continue our critical work transforming healthcare across communities and creating the healthcare system we need – one based on value and not volume.
It’s my pleasure to invite you to learn more about our vision and progress at our first annual meeting of stockholders, taking place on May 24, 2022. The attached proxy statement contains information about the meeting agenda, as well as voting instructions. We thank you for taking time to review and vote on these important issues.
On behalf of our Board of Directors and our entire team, thank you for supporting agilon health, and for helping us ensure our physician partners thrive alongside their patients.
Best,

Steve Sell
Chief Executive Officer
agilon health, inc.

Notice of Annual Meeting of Stockholders
On behalf of the Board of Directors (the “Board”), I cordially invite you to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of agilon health, inc. (the “Company”).
Date and Time
Tuesday, May 24, 2022 at 12:00 p.m., Eastern Time
Location
www.virtualshareholdermeeting.com/AGL2022
We have adopted this technology to expand access to the meeting, improve communications and lower the cost to our stockholders, the Company and the environment. We believe that the virtual Annual Meeting should enable increased stockholder participation from locations around the world.
Agenda
At the meeting, stockholders will consider and vote on the following matters:
1.	Proposal 1: Election of four Class I directors for a three-year term ending at the 2025 Annual Meeting of Stockholders;
2.	Proposal 2: Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2022;
3.	Proposal 3: Advisory vote to approve the compensation paid to the Company’s named executive officers;
4.	Proposal 4: Advisory vote on the frequency of future advisory votes to approve the compensation paid to the Company’s named executive officers; and
5.	Any such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The Board recommends that you vote “FOR” the election of each of the nominees named in Proposal 1 of this Proxy Statement, “FOR” each of Proposals 2 and 3 and for a frequency of “ONE YEAR” for future advisory votes to approve the compensation paid to the Company’s named executive officers in Proposal 4. Information about the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.
Voting Your Shares
Stockholders of record holding shares of common stock, par value $0.01 per share (the “Shares”) as of the close of business on April 1, 2022 (the “Record Date”) are entitled to vote at the Annual Meeting.
Internet Please log on to www.proxyvote.com and submit a proxy to vote your Shares by 11:59 p.m., Eastern Time, on May 23, 2022.

Telephone Please call the number on your proxy card until 11:59 p.m., Eastern Time, on May 23, 2022.

Mail

If you received printed copies of the proxy materials, please complete, sign, date and return your proxy card by mail to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717 so that it is received by the Company prior to the Annual Meeting.

In Person (Virtually) You may attend the virtual Annual Meeting and cast your vote. Stockholders present virtually during the Annual Meeting will be considered present in person.
Beneficial owners whose Shares are held at a brokerage firm or by a bank or other nominee should follow the voting instructions that they received from the nominee.
We are furnishing our proxy materials to all of our stockholders over the Internet rather than in paper form. We believe that this delivery process will lower the costs of printing and distributing our proxy materials and reduce our environmental impact, without impacting our stockholders’ timely access to this important information. Accordingly, stockholders of record at the close of business on April 1, 2022 will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and may vote at the Annual Meeting of Stockholders. Such stockholders will also receive notice of any postponements or adjournments of the meeting. The Notice of Internet Availability is being distributed to stockholders on or about April 11, 2022.
Whether or not you plan to attend the annual meeting, please vote by Internet at your earliest convenience or complete, sign, date and return the proxy card so that your shares will be represented at the meeting. You may choose to attend the meeting and personally cast your votes even if you vote by Internet or fill out and return a proxy card by mail. If you choose to attend the meeting virtually, you may revoke your proxy and personally cast your votes at the meeting.
By Order of the Board of Directors,

Lyn Amor Macaraeg
Vice President, Legal and Secretary
6210 E. Highway 290, Suite 450
Austin, Texas 78723
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 24, 2022.
The accompanying Proxy Statement, our 2021 Annual Report to Stockholders, and directions on how to participate in the Annual Meeting are available at proxyvote.com.

i

agilon health, inc.
www.virtualshareholdermeeting.com/AGL2022
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2022
The proxy statement and annual report to stockholders are available at
www.proxyvote.com or www.investors.agilonhealth.com
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are pleased to provide access to our proxy materials over the Internet to all of our stockholders rather than in paper form. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) has been mailed to our stockholders on or about April 11, 2022. Stockholders will have the ability to access the proxy materials on the websites listed above, or to request a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability. By furnishing a Notice of Internet Availability and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.
The Notice of Internet Availability also provides instructions on how you may request that we send future proxy materials to you electronically by electronic mail or in printed form by mail. If you choose to receive future proxy materials by electronic mail, you will receive an electronic mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by electronic mail or in printed form by mail will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by electronic mail, which will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING
What are the proxy materials?
The board of directors of agilon health, inc., a Delaware corporation (referred to as “agilon,” the “Company,” “we,” “us,” or “our”), has made these proxy materials available to you on the Internet, or is providing printed proxy materials to you pursuant to your request, in connection with the solicitation of proxies for use at our 2022 Annual Meeting of Stockholders to be held on Tuesday, May 24, 2022, at 12:00 p.m., (Eastern Time), via virtual meeting at www.virtualshareholdermeeting.com/AGL2022, for the purpose of considering and acting upon the matters set forth in this proxy statement.
This proxy statement includes important information that we are required to provide to you under SEC rules and is designed to assist you in voting your shares. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability. These proxy materials are being made available or distributed to you on or about April 11, 2022. As a stockholder, you are invited to virtually attend the Annual Meeting of Stockholders and are requested to vote on the proposals described in this proxy statement.
Why did we receive only one copy of the Notice of Internet Availability and how may I obtain an additional copy?
We are sending only one copy of our Notice of Internet Availability to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.
If your household received a single mailing this year and you would like to have additional copies of our Notice of Internet Availability mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to agilon health, inc., c/o Secretary, 6210 E. Highway 290, Suite 450, Austin, Texas, 78723. You may also contact us in the same manner if you received multiple copies of the Notice of Internet Availability and would prefer to receive a single copy in the future.
All stockholders and beneficial owners may access the proxy materials at www.proxyvote.com as well as the Company’s website – www.investors.agilonhealth.com. If you would like to receive a paper or e-mail copy of our proxy materials, at no charge, please make the request by mail to agilon health, inc., c/o Secretary, 6210 E. Highway 290, Suite 450, Austin, Texas, 78723, by Internet at www.proxyvote.com, by telephone to 1-800-579-1639 or by e-mail to sendmaterial@proxyvote.com.
What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:
•	Proposal 1: The election of four nominees named in the proxy statement as Class I directors for a term expiring at the 2025 Annual Meeting of Stockholders.
•	Proposal 2: The ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.
•	Proposal 3: A non-binding advisory vote approving executive compensation.
•	Proposal 4: A non-binding advisory vote on the frequency of future advisory votes approving executive compensation.
•	To transact such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

How does the board of directors recommend I vote on these proposals?
•	Proposal 1: “FOR” the each of the nominees named in the proxy statement as Class I directors for a term expiring at the 2025 Annual Meeting of Stockholders.
•	Proposal 2: “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.
•	Proposal 3: “FOR” the non-binding advisory vote approving executive compensation.
•	Proposal 4: “FOR EVERY YEAR” on the non-binding advisory vote on the frequency of future advisory votes approving executive compensation.
At the discretion of the proxy holders, either FOR or AGAINST, any other matter or business that may properly come before the Annual Meeting.
As of the date hereof, our board of directors is not aware of any other such matter or business to be transacted at our Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock of the Company, par value $0.01 per share, represented by the proxies in accordance with their judgment on those matters.
Who is entitled to vote at the Annual Meeting?
The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is April 1, 2022. At the close of business on that date, we had 405,680,494 shares of common stock issued and outstanding and entitled to be voted at the Annual Meeting held by approximately 1,085 stockholders of record. A quorum is required for our stockholders to conduct business at the Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.
By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the Company’s representatives listed on its proxy card or to vote in person at the Annual Meeting.
Beneficial Stockholders. If your shares are held in a stock brokerage account or by a broker, bank, trustee or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice of Internet Availability was forwarded to you by your broker, bank, trustee or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote your shares using the methods prescribed by your broker, bank, trustee or other nominee on the voting instruction card provided to you. Beneficial owners are also invited to attend the Annual Meeting.
However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you follow your broker’s, bank’s, trustee’s or other nominee’s procedures for obtaining a legal proxy.
What votes are required to approve each of the proposals?
Proposal 1, the nominees for Class I director, will be elected by a plurality of the votes cast of the outstanding shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the four nominees receiving the highest number of affirmative votes will be elected. In accordance with our amended and restated by-laws, stockholders do not have the right to cumulate their votes for the election of directors.
Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. The Audit Committee has sole and direct responsibility for the appointment, retention, termination, compensation, evaluation and oversight of the work of any independent registered public accounting firm engaged by the Company. The Audit Committee has already appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022. In the event of a negative vote on the ratification, the Audit Committee may reconsider its appointment of Ernst & Young LLP for 2022; however, the Audit Committee will consider the outcome of the vote when making appointments of our independent registered public accounting firm in future years.
Proposal 3, the non-binding advisory vote approving executive compensation, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. As an advisory vote, this proposal is not binding. However, our board of directors and Compensation and Human Capital Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.
Proposal 4, the non-binding advisory vote on the frequency of future advisory votes approving executive compensation, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. As an advisory vote, this proposal is not binding. However, our board of directors and Compensation and Human Capital Committee will consider the choice that receives the most votes in making future decisions regarding the frequency of future advisory votes approving executive compensation.
How are broker non-votes and abstentions counted?
The presence of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, either in person or by proxy, will constitute a quorum. Shares of common stock represented by proxies at the meeting, including broker non-votes and those that are marked “WITHHOLD” or “ABSTAIN”, will be counted as shares present for purposes of establishing a quorum. Because broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals, except where brokers may exercise their discretion on routine matters. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Neither withholding authority to vote or abstaining with respect to one or more nominees nor a broker non-vote will have an effect on the outcome of the election of directors in Proposal 1. As to Proposals 2, 3 and 4, shares represented by proxies that are marked “ABSTAIN” will have the effect of a vote against the proposal. Only the ratification of the selection of our independent registered public accounting firm in Proposal 2 is considered a routine matter. Your broker will therefore not have discretion to vote on the “non-routine” matters set forth in Proposals 1, 3, and 4 absent direction from you. Broker non-votes will not have an effect on the outcome of Proposals 1, 3 and 4.
Can I vote at the Annual Meeting?
For stockholders with shares registered in the name of a brokerage firm or bank or other similar organization, you will need to obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares before you can vote your shares in person at the Annual Meeting. For stockholders with shares registered directly in their names with Computershare, you may vote your shares virtually at the Annual Meeting.
May stockholders ask questions?
Yes. Representatives of the Company will answer stockholders’ questions of general interest following the meeting in accordance with the rules and regulations of the annual meeting. Questions can be asked by entering the question into the question-and answer text box once in the virtual meeting. A representative of the Company will read the question aloud prior to responding. The questions and answers will be posted on the Company's website on the same page as other investor presentations for 30 days after the Annual Meeting. In case of technical issues, stockholders may call the technical support phone number(s) provided on the login page of the virtual shareholder meeting site.
Can I vote by Internet?
For beneficial stockholders with shares registered in the name of a broker, bank, trustee or other nominee, a number of brokerage firms and banks are participating in a program that offers an Internet voting option.

Stockholders should refer to the voting instruction card provided by their broker, bank, trustee or other nominee for instructions on the voting methods they offer. Registered stockholders with shares registered directly in their names with Computershare will also be able to vote using the Internet. For instructions on how to vote, please refer to the instructions included on the Notice of Internet Availability.
If your shares are held in an account at a broker, bank, trustee or other nominee participating in this program or registered directly in your name with Computershare, you may vote those shares by accessing the Internet website address specified on your Notice of Internet Availability. The giving of such an Internet proxy will not affect your right to vote at the Annual Meeting should you decide to attend virtually.
The Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you vote by Internet, you do not need to send in a proxy card or vote instruction form. The deadline for Internet voting will be 11:59 p.m., Eastern Time, on May 23, 2022.
What if I return my proxy card but do not provide voting instructions?
If you provide specific voting instructions, your shares will be voted as you instruct. Unless contrary instructions are specified, if you sign and return a proxy card but do not specify how your shares are to be voted, the shares of the common stock of the Company represented thereby will be voted in accordance with the recommendations of the board of directors. These recommendations are: “FOR” the election of the nominees listed in this Proxy Statement as directors of the Company, “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022, “FOR” the proposal regarding the non-binding advisory vote approving executive compensation, and “FOR EVERY YEAR” on the non-binding advisory vote on the frequency of future advisory votes approving executive compensation. A stockholder’s submission of a signed proxy will not affect his or her right to attend and to vote at the Annual Meeting.
How do I change or revoke my proxy?
Subject to any rules your broker, bank, trustee or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting. If you are a holder of record and wish to revoke your proxy instructions, you must either (1) subsequently submit a proxy via the Internet or by telephone, which will be available until 11:59 p.m., Eastern Time, May 23, 2022; (2) sign, date and deliver a later-dated proxy card so that it is received before the Annual Meeting; (3) submit a written revocation; or (4) send a notice of revocation via the Internet at www.proxyvote.com. If you hold your shares in street name, you must follow the instructions of your broker, bank or other intermediary to revoke your voting instructions.
Who will count and certify the votes?
Representatives of the firm of Broadridge Financial Solutions, Inc. (“Broadridge”) will count the votes and certify the election results. The results will be publicly filed with the SEC on a Form 8-K within four business days after the Annual Meeting.
How can I make a proposal or make a nomination for director for next year’s annual meeting?
You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our amended and restated by-laws, as applicable. In order for a stockholder proposal or nomination for director to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held in 2023, the proposal or nomination must be received by us at our principal executive offices no later than December 12, 2022. Stockholders wishing to bring a proposal or nominate a director at the annual meeting to be held in 2023 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices between January 11, 2023 and February 10, 2023 and comply with the other provisions of our amended and restated by-laws.

Who pays for the cost of proxy solicitation?
We will pay the expenses of soliciting proxies in connection with the annual meeting. Proxies may be solicited on our behalf through the mail, in person, by telephone, electronic transmission, or facsimile transmission. In accordance with SEC and New York Stock Exchange (“NYSE”) rules, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses of sending proxies and proxy materials as intermediaries to the beneficial owners of our common stock
What is the board member annual meeting attendance policy?
Each continuing board member is expected to attend the Company’s annual meeting. This is the Company’s first annual meeting since its initial public offering (“IPO”) in April 2021.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board Composition
Our board of directors is currently composed of 11 members. Our amended and restated certificate of incorporation provides for a classified board of directors, with members of each class serving staggered three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. We currently have four directors in Class I, four directors in Class II and three directors in Class III. The terms of directors in Classes I, II, and III end at the annual meetings in 2022, 2023, and 2024, respectively.
Director	Class
Richard J. Schnall	Class I — Expiring 2022 Annual Meeting
Sharad Mansukani, M.D.	Class I — Expiring 2022 Annual Meeting
Michael Smith	Class I — Expiring 2022 Annual Meeting
Clay Richards	Class I — Expiring 2022 Annual Meeting
Ron Williams*	Class II — Expiring 2023 Annual Meeting
Derek L. Strum	Class II — Expiring 2023 Annual Meeting
Michelle A. Gourdine, M.D.	Class II — Expiring 2023 Annual Meeting
Karen McLoughlin	Class II — Expiring 2023 Annual Meeting
Ravi Sachdev	Class III — Expiring 2024 Annual Meeting
Steven J. Sell	Class III — Expiring 2024 Annual Meeting
William Wulf, M.D.	Class III — Expiring 2024 Annual Meeting
*	Chairman of the board of directors.
In connection with our IPO, we and CD&R Vector Holdings, L.P. (the “CD&R Investor”) entered into a stockholders agreement (the “CD&R Stockholder Agreement”) pursuant to which, among other matters, the CD&R Investor has the right to designate nominees for our board of directors (the “CD&R Designees”), subject to the maintenance of specified ownership requirements. See “Certain Relationships and Related Party Transactions—Stockholders Agreements.”
Our board of directors is led by our non-executive Chairman, Mr. Ron Williams, a CD&R Designee. The CD&R Stockholder Agreement provides that a CD&R Designee will serve as chair of the board of directors as long as the CD&R Investor holds at least 25% of the outstanding shares of our common stock.
The number of members on our board of directors may be fixed by resolution adopted from time to time by the board of directors. Subject to the CD&R Stockholder Agreement, any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.
With respect to any vacancy of a CD&R Designee, the CD&R Investor will have the right to designate a new director for election by a majority of the remaining directors then in office.
At each annual meeting of stockholders, the successors of the directors whose term expires at that meeting are elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The board of directors is therefore asking you to elect the four nominees for director whose term expires at the Annual Meeting. Richard J. Schnall, Sharad Mansukani, M.D., Michael Smith, and Clay Richards, our Class I directors, have been nominated for reelection at the Annual Meeting. See “Proposal 1—Election of Directors” below.
Set forth below is biographical information as well as background information relating to each nominee’s and continuing director’s business experience, qualifications, attributes and skills and why the board of directors and Nominating and Governance Committee believe each individual is a valuable member of the board of directors. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. The respective age of each individual below is as of April 1, 2022.

Controlled Company
The CD&R Investor continues to control a majority of the voting power of our outstanding common stock. As of April 1, 2022, the CD&R Investor owns approximately 50.8% of our common stock. Accordingly, we expect to continue to qualify as a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including:
•	the requirement that a majority of the board of directors consist of independent directors;
•	the requirement that our Nominating and Governance Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
•
the requirement that we have a Compensation and Human Capital Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the Nominating and Governance and Compensation and Human Capital Committees.
We currently utilize these exemptions. Accordingly, stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements. The “controlled company” exception does not modify audit committee independence requirements of Rule 10A-3 under the Exchange Act and the NYSE rules.
Nominees for Election to the Board of Directors in 2022
Class I—Nominees Whose Term Expires in 2022
Mr. Richard J. Schnall Age 52 Director of the Company since 2017
Richard J. Schnall has served as a director of agilon health since 2017. Mr. Schnall also serves as co-President of CD&R and on the board of directors of Carestream Dental. Mr. Schnall previously served on the board of directors of US Foods and Envision Healthcare. Mr. Schnall worked in the investment banking divisions of Smith Barney & Co. and Donaldson, Lufkin & Jenrette from 1992 to 1996. Mr. Schnall is a graduate of the University of Pennsylvania’s Wharton School and holds an MBA from Harvard Business School. We believe Mr. Schnall is a valuable member of our board because of his extensive experience with health-related and other companies, as well as his strong financial and investing experience.

Dr. Sharad Mansukani, M.D. Age 52 Director of the Company since 2017
Sharad Mansukani, M.D. has served as a director of agilon health since 2017. Dr. Mansukani also serves as a Senior Advisor to TPG, a trustee of the Children’s Hospital of Philadelphia, a member of the board of directors of Monogram Health, Inc., and Chairman of the board of directors of Convey Health Solutions. Dr. Mansukani served as Chairman of the board of directors of Envision Rx Options from 2013 to 2016; a strategic advisor to the board of directors at Cigna Corp. from 2012 to 2015; Vice Chairman, Board of Directors of Health Spring, Inc. from 2007 to 2012; a director of IMS Health Holdings, Inc. from 2009 to 2016; a director of Surgical Care Affiliates, Inc. from 2007 to 2017; as lead director of IASIS Healthcare from 2005 to 2018; and a director of Kindred Healthcare, Inc. from 2015 to 2018. Dr. Mansukani also has served as a Senior Advisor on Medicare’s Program Advisory and Oversight Committee to the Secretary of the Department of Health and Human Services; Senior Advisor to the Administrator of the Centers for Medicare and Medicaid Services; and senior vice president and chief medical officer at Health Partners. Dr. Mansukani completed a residency and fellowship in ophthalmology at the University of Pennsylvania School of Medicine and a fellowship in quality management and managed care at the Wharton School of the University of Pennsylvania. He is a graduate of the Managed Care Executive Program at the Kellogg School of Business. We believe Dr. Mansukani is a valuable member of our board because of his experience as a medical professional, including in his positions working for government agencies, and his experience on or as an advisor to other healthcare companies’ boards.

Mr. Michael Smith Age 73 Director of the Company since 2017
Michael Smith has served as a director of agilon health since 2017. Mr. Smith is also the co-founder and Senior Advisor of Cardinal Equity Fund. Mr. Smith also served as Executive Vice President and CFO of Anthem, Inc. from January 1999 until his retirement in January 2005. Mr. Smith joined Anthem in April 1996 as Chief Financial and Chief Operating Officer of Anthem’s subsidiary American Health Network. Mr. Smith has served as an advisor to or director for several public and private companies, including Vectren Corporation, Envision Health Care and HH Gregg. For each of the foregoing companies, Mr. Smith served as both a director and chair of the audit committee. Mr. Smith received a degree in Economics from DePauw University. He has also served as the Chair of Indiana Commission for Higher Education and as Chair of Governor Holcomb’s Commission for Next Level Teacher Pay. We believe Mr. Smith is a valuable member of our board because of his experience as an executive at a large healthcare company and his financial and investing experience.

Mr. Clay Richards Age 47 Director of the Company since 2021
Clay Richards has served as a director of agilon health since January 2021. In addition to his role as director of agilon health, Mr. Richards also served as co-founder and chief executive officer of naviHealth, Inc. from 2012 to December 2021. Prior to founding naviHealth, Inc., Mr. Richards served in executive roles at Healthways, Inc. Mr. Richards also serves on the board of directors of several non-profit organizations and previously served on the Nashville Health Care Council Board of Directors. Mr. Richards received a B.S. from Washington and Lee University and his J.D. from the University of Mississippi School of Law. We believe Mr. Richards is a valuable member of our board because of his experience as a founder and executive at other healthcare companies.

Continuing Members of the Board of Directors
Class II—Directors Whose Term Expires in 2023
Mr. Ron Williams Age 72 Director of the Company since 2017
Ron Williams has served as a director and chairman of the board of agilon health since 2017. Mr. Williams also is chairman and CEO of RW2 Enterprises and serves as an operating advisor to CD&R. Mr. Williams serves on the board of directors of American Express Company, The Boeing Company, Johnson & Johnson, and Warby Parker. Mr. Williams also served on the Board of Envision Healthcare from May 2011 to October 2017. Mr. Williams served as the CEO and Chairman of Aetna Inc. from February 2006 and October 2006 to December 2010 and April 2011, respectively. Mr. Williams also serves as Chairman of The Conference Board and a director of NAF and the Peterson Institute for International Economics. Mr. Williams received his B.A. from Roosevelt University and holds an M.S. in Management from MIT Sloan School of Management. We believe Mr. Williams is a valuable member of our board because of his experience as an executive at a large healthcare company and because of his experience on other healthcare companies’ boards.

Mr. Derek L. Strum Age 44 Director of the Company since 2017
Derek L. Strum has served as a director of agilon health since 2017. Mr. Strum also serves as a partner at CD&R, and on the board of directors of Carestream Dental, Cynosure, Digestive Disease Research Foundation, and Drive DeVilbiss Healthcare. Previously, Mr. Strum worked in the investment banking division of Morgan Stanley from 2000 to 2003, and at York Capital Management, a multi-strategy investment firm, during the summer of 2006. Mr. Strum received his B.A. from Emory University and holds an MBA from Columbia Business School. We believe Mr. Strum is a valuable member of our board because of his financial and investing experience and his experience on other healthcare companies’ boards.

Dr. Michelle A. Gourdine, M.D. Age 59 Director of the Company since 2021
Michelle A. Gourdine, M.D. has served as a director of agilon health since January 2021. In addition to her role as director of agilon health, Dr. Gourdine also serves as Senior Vice President, Population Health and Primary Care for the University of Maryland Medical System, Clinical Assistant Professor at the University of Maryland School of Medicine and Senior Associate faculty at the Johns Hopkins Bloomberg School of Public Health. Dr. Gourdine also serves on the board of Horizon BlueCross Blue Shield of New Jersey. Previously, Dr. Gourdine served on the boards of Maryland Health Benefit Exchange, from April 2016 to December 2017, and LifeBridge Health, from February 2009 to May 2015. Dr. Gourdine is the former Deputy Secretary of Health and Chief Public Health Physician for the state of Maryland from February 2005 to February 2008, and former Health Commissioner for Baltimore County from August 1995 to February 2005. Dr. Gourdine received her B.S. from Tougaloo College and her M.D. from the Johns Hopkins University School of Medicine. We believe Dr. Gourdine is a valuable member of our board because of her experience as an executive in a medical system, as an educator in the fields of medicine and public health, and on other healthcare companies’ boards.

Ms. Karen McLoughlin Age 57 Director of the Company since 2021
Karen McLoughlin has served as a director of agilon health since July 2021. In addition to her role as director of agilon health, Ms. McLoughlin also serves on the board of directors of Best Buy Co., Inc. as a member of the audit committee and chair of the finance and investment policy committee. Previously, Ms. McLoughlin was the Chief Financial Officer of Cognizant Technology Solutions from 2012 to 2020. Prior to joining Cognizant Technology Solutions in 2003, Ms. McLoughlin was Vice President, Finance at Spherion from 1997 to 2003, Director, Corporate Accounting at Ryder Systems, Inc. from 1994 to 1997, and Manager, Middle Market Group at Price Waterhouse (which is now known as PricewaterhouseCoopers) from 1988 to 1994. Ms. McLoughlin received her B.A. from Wellesley

College and her MBA from Columbia University. We believe Ms. McLoughlin is a valuable member of our board because of her experience as an executive at a large public company and her experience as a public company director, as well as her financial and accounting expertise.

Class III—Directors Whose Term Expires in 2024
Mr. Ravi Sachdev Age 45 Director of the Company since 2017
Ravi Sachdev has served as a director of agilon health since 2017 and as Vice Chairman since January 2021. Mr. Sachdev also serves as a director of Covetrus, Inc., Steve Madden, Inc., Millenium Physician Group, and Vera Whole Health. As a Partner of CD&R since June 2015, Mr. Sachdev focuses on the healthcare sector. From November 2010 to May 2015, Mr. Sachdev was a Managing Director and Co-Head of Healthcare Services at J.P. Morgan Chase & Co. Prior to November 2010, Mr. Sachdev held the positions of Managing Director at Deutsche Bank Securities, Inc. from January 2009 until November 2010 and Director at Deutsche Bank AG from January 2007 until January 2009. Prior to joining Deutsche Bank AG in 2006 as a Vice President, Mr. Sachdev served as a Vice President at Peter J. Solomon Company, an investment banking firm, specializing in mergers and acquisitions in the healthcare sector, from 1998 to 2006. Mr. Sachdev received his B.A. from the University of Michigan. Mr. Sachdev possesses knowledge of finance and the financial analytics used to measure business performance. We believe Mr. Sachdev is a valuable member of our board because of his experience in investment banking and private equity, including in the healthcare industry.

Mr. Steven J. Sell Age 55 Director of the Company since 2020
Steven J. Sell has served as our Chief Executive Officer and President and director since June 2020. In addition to his current role as Chief Executive Officer and President and director of agilon health, Mr. Sell also serves as an advisor to several early-stage healthcare companies. Mr. Sell served as President, CEO and Chairman of Health Net from March 2016 to June 2019 and President, Western Region of Health Net from November 2008 to March 2016. Mr. Sell received his B.A. from Swarthmore College and holds an MBA from the Stanford Graduate School of Business. We believe Mr. Sell is a valuable member of our board because of his experience in the healthcare industry and as agilon health’s Chief Executive Officer and President.

Dr. William Wulf, M.D. Age 62 Director of the Company since 2017
William Wulf, M.D. has served as a director of agilon health since 2017. In addition to his role as director of agilon health, Dr. Wulf is the CEO of Central Ohio Primary Care (“COPC”). COPC is one of our physician group partners. Dr. Wulf was a founding partner of COPC in 1996 and assumed the role of CEO in 2013 after 25 years as a practicing Internist and the Corporate Medical Director. Dr. Wulf has also served as an advisor for multiple payors, including Anthem, Aetna and United Healthcare. Dr. Wulf received his B.S. from Ohio State University and his M.D. from the Medical College of Ohio in Toledo. We believe Dr. Wulf is a valuable member of our board because of his experience as a medical professional, including as an executive at a medical group and because of his experience as an advisor for multiple payors.

Director Independence
Our board of directors has determined, after considering all of the relevant facts and circumstances, that Dr. Gourdine, Dr. Mansukani, Ms. McLoughlin, Mr. Richards, and Mr. Smith are “independent” as defined under NYSE and the Exchange Act rules and regulations. This means that none of the independent directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.
Board Leadership Structure
Our board of directors is led by our non-executive Chairman, Mr. Williams, a CD&R Designee. The Stockholders Agreement provides that a CD&R Designee will serve as our Chairman of the board of directors as long as the CD&R Investor beneficially owns at least 25% of the outstanding shares of our common stock. As stated in our Corporate Governance Guidelines, the board has no policy with respect to the separation of the offices of Chairman of the Board and CEO. The board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in any way that is in the best interests of the Company at a given point in time. The board believes this governance structure currently promotes a balance between the board’s independent authority to oversee our business and the CEO and his management team who manage the business on a day-to-day basis. If the board chooses to combine the offices of Chairman and CEO in the future, a lead director will be appointed annually by the independent directors. The board expects to periodically review its leadership structure to ensure that it continues to meet our needs.
Meetings of the Board of Directors and Attendance at the Annual Meeting
Our board of directors held five meetings during the year ended December 31, 2021. Each of our directors attended at least 75% of the total number of meetings of the board and any committees of which he or she was a member. The 2022 Annual Meeting is the Company’s first annual meeting after becoming a public company in 2021.
Corporate Governance Guidelines
Our board of directors has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available without charge at https://investors.agilonhealth.com/governance/governance-documents/default.aspx. These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, board composition, director compensation, and management and succession planning. The Board and Nominating and Governance Committee are responsible for overseeing and reviewing the guidelines and reporting and recommending to our board of directors any changes to the guidelines.
Code of Conduct and Code of Financial Ethics
We have a Code of Conduct that applies to all of our officers, employees, and directors and a Code of Financial Ethics that applies to our Chief Executive Officer, Chief Financial Officer and corporate officers with financial and accounting responsibilities, including the Chief Accounting Officer, Treasurer, and any other person performing similar tasks or functions. The Code of Financial Ethics and the Code of Conduct each address matters such as conflicts of interest, confidentiality, business practices, and compliance with laws and regulations. The Code of Financial Ethics and the Code of Conduct are available without charge at https://investors.agilonhealth.com/governance/governance-documents/default.aspx.

Board Committees
Our board of directors maintains an Audit Committee, a Compensation and Human Capital Committee, a Nominating and Governance Committee, and a Compliance and Quality Committee. Below is a brief description of our committees. The following table shows the current members of each committee and the number of meetings held during 2021.
Director(1)	Audit	Compensation and Human Capital	Nominating & Governance	Compliance and Quality
Ron Williams*		X	X*
Ravi Sachdev		X*
Michelle A. Gourdine, M.D.			X	X
Sharad Mansukani, M.D.		X		X*
Karen McLoughlin	X*
Clay Richards	X		X
Richard J. Schnall
Steven J. Sell				X
Michael Smith	X
Derek L. Strum			X
William Wulf, M.D.		X		X
Number of Meetings	9	4	3	4
X= Current Committee Member; * = Chair
Audit Committee
Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee is responsible for reviewing and assessing the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The charter of our Audit Committee is available without charge at https://investors.agilonhealth.com/governance/governance-documents/default.aspx.
The members of our Audit Committee are Karen McLoughlin (Chair), Clay Richards, and Michael Smith. Our board of directors has designated Karen McLoughlin and Michael Smith as “audit committee financial experts,” and each of the three members has been determined to be “financially literate” under the NYSE rules. Our board of directors has also determined that Karen McLoughlin, Clay Richards, and Michael Smith are “independent” as defined under the NYSE and Exchange Act rules and regulations.
Compensation and Human Capital Committee
Our Compensation and Human Capital Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of the Company and its subsidiaries (including the Chief Executive Officer), establishing the general compensation policies of the Company and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of the Company and its subsidiaries. Our Compensation and Human Capital Committee also periodically reviews management development and succession plans. The charter of our Compensation and Human Capital Committee is available without charge at https://investors.agilonhealth.com/governance/governance-documents/default.aspx.
The members of our Compensation and Human Capital Committee are Ravi Sachdev (Chair), Ron Williams, Sharad Mansukani, M.D., and William Wulf, M.D. In light of our status as a “controlled company” within the meaning of the corporate governance standards of the NYSE, we are exempt from the requirement that our

Compensation and Human Capital Committee be composed entirely of independent directors under listing standards applicable to membership on the Compensation and Human Capital Committee, and the requirement that there be an annual performance evaluation of the Compensation and Human Capital Committee.
The Compensation and Human Capital Committee has the authority to retain compensation consultants, outside counsel and other advisers. During 2021, the committee engaged Semler Brossy Consulting Group (“Semler Brossy”) to advise it on executive compensation program-design matters and to prepare market studies of the competitiveness of components of the Company’s compensation program for its senior executive officers, including the named executive officers and non-employee directors. Semler Brossy does not provide any services to agilon health other than as directed by the Compensation and Human Capital Committee. The Compensation and Human Capital Committee performed an assessment of Semler Brossy’s independence to determine whether the consultant is independent, taking into account Semler Brossy’s executive compensation consulting protocols to ensure consultant independence and other factors that the Compensation and Human Capital Committee determined to be relevant, including the independence factors set forth in Exchange Act Rule 10C-1. Based on that assessment, the Compensation and Human Capital Committee determined that the firm’s work has not raised any conflict of interest and the firm is independent.
Nominating and Governance Committee
Our Nominating and Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending to the board of directors candidates for election to our board of directors, reviewing the composition of the board of directors and its committees, developing and recommending to the board of directors corporate governance guidelines that are applicable to us, and overseeing board of directors’ evaluations. The charter of our Nominating and Governance Committee is available without charge at https://investors.agilonhealth.com/governance/governance-documents/default.aspx.
The members of our Nominating and Governance Committee are Ron Williams (Chair), Michelle A. Gourdine, M.D., Clay Richards, and Derek Strum. In light of our status as a “controlled company” within the meaning of the corporate governance standards of the NYSE, we are exempt from the requirement that our Nominating and Governance Committee be composed entirely of independent directors and the requirement that there be an annual performance evaluation of the Nominating and Governance Committee.
Compliance and Quality Committee
The Compliance and Quality Committee is responsible, among its other duties and responsibilities, for assisting the board of directors in fulfilling its fiduciary responsibilities relating to compliance with the laws, rules and regulations applicable to our business and recommending adoption and implementation of, and changes to, our compliance programs, subject in all cases to the oversight and approval authority of the board of directors. The members of our Compliance and Quality Committee are Sharad Mansukani, M.D. (Chair), Michelle A. Gourdine, M.D., Steven J. Sell, and William Wulf, M.D. The charter of our Compliance and Quality Committee is available without charge at https://investors.agilonhealth.com/governance/governance-documents/default.aspx.
Compensation Committee Interlocks and Insider Participation
During 2021, prior to our IPO, our Compensation and Human Capital Committee was comprised of Ravi Sachdev (Chair), Ron Williams, and Sharad Mansukani, M.D. Messrs. Sachdev and Williams are affiliates of CD&R. See “Certain Relationships and Related Party Transactions” for a discussion of agreements between us and affiliates of CD&R. No member of our Compensation and Human Capital Committee was a former or current officer or employee of the Company or any of its subsidiaries in 2021. In addition, during 2021 none of our executive officers served as a director or as a member of the compensation committee of a company that had an executive officer serve as a director or as a member of our Compensation and Human Capital Committee.
Selection of Nominees for Election to the Board
Our Corporate Governance Guidelines provide that, subject to the requirements of the CD&R Stockholder Agreement, the Nominating and Governance Committee will identify and recommend that the board select, board candidates who the Nominating and Governance Committee believes are qualified and suitable to become members of the board consistent with the criteria for selection of new directors adopted from time to time by the board. The Nominating and Governance Committee will consider the following criteria for director qualification: (i) the nominee’s independence, judgment, strength of character, ethics and integrity; (ii) the nominee’s business or other relevant experience and skills and knowledge useful to the oversight of the Company’s business; (iii) the Company’s commitment to diversity; and (iv) whether a nominee has sufficient time to carry out the responsibilities of a director. The Nominating and Governance Committee will consider all additional criteria for independence established by the NYSE or other governing laws and regulations.
In identifying candidates for election to the board of directors, the Nominating and Governance Committee may consider nominees recommended by directors, stockholders, and other sources. The Nominating and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the board of directors. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate. The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Governance Committee believe that it is essential that Board members represent diverse viewpoints and the value of diversity on the Board will be considered when evaluating nominees. Diversity of background, including diversity of gender, race, ethnic or geographic origin and age are factors that will be considered. Upon selection of a qualified candidate, the Nominating and Governance Committee would recommend the candidate for consideration by the full board of directors. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
The Nominating and Governance Committee will consider director candidates proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective candidate for the board of directors for consideration by the Nominating and Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: agilon health, inc., c/o Secretary, 6210 E. Highway 290, Suite 450, Austin, Texas 78723. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the board of directors. Our amended and restated by-laws set forth the requirements for direct nomination by a stockholder of persons for election to the board of directors.
Pursuant to the CD&R Stockholder Agreement, the CD&R Investor is currently entitled to nominate (or cause to be nominated) a majority of the Company’s directors. See “Certain Relationships and Related Party Transactions” below for additional information.
Communications with the Board
Any stockholder or interested party who wishes to communicate with our board of directors as a whole, the independent directors, or any individual member of the board or any committee of the board may e-mail or write to the Company at: agilon health, inc., c/o Secretary, 6210 E. Highway 290, Suite 450, Austin, Texas 78723 and board.communications@agilonhealth.com.
The board has designated the Company’s Secretary as its agent to receive and review written communications addressed to the board, any of its committees, or any board member or group of members. The Secretary may communicate with the sender for any clarification. In addition, the Secretary will promptly forward to the Chair of the Audit Committee any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the Secretary to be potentially material to the Company. As an initial matter, the Secretary will determine whether the communication is a proper communication for the board. The Secretary will not forward to the board, any committee or any director communications of a personal nature or not related to the duties and responsibilities of the board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls, or any other communications deemed by the Secretary to be immaterial to the Company.
Risk Oversight
Our board of directors as a whole has responsibility for overseeing our risk management. The board of directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the board of directors and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the board of directors about the identification and assessment of key risks and our risk mitigation strategies. The full board of directors has primary responsibility for evaluating strategic and operational risk management, and succession planning. Our Audit Committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk. Our Compensation and Human Capital Committee evaluates risks arising from our compensation policies and practices, as more fully described below. Our Compliance and Quality Committee evaluates risks arising from our compliance with regulatory and legal requirements that pertain to the conduct of the day-to-day operations of our businesses (such as those dealing with Medicare, patient confidentiality, and other healthcare regulatory matters) and meets regularly with our chief compliance officer. The Audit Committee, Compensation and Human Capital Committee, and Compliance and Quality Committee provide reports to the full board of directors regarding these and other matters.
Compensation Risk Assessment
The Compensation and Human Capital Committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Compensation and Human Capital Committee concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary, short-term incentives and long-term equity in such a way as to not encourage excessive risk taking.
Environmental, Social, and Governance
At agilon health, we are driven by our purpose of empowering physicians to transform health in our communities. We recognize that our current healthcare system is fractured, and fixing it is a social imperative. That’s why we created our Total Care, Healthier Communities impact strategy, with the goal of transforming the future of healthcare for 100+ communities.
It all starts with empowering physicians. We build long-term partnerships with physician groups and health systems, enabling them to focus on the total health of their senior patients while earning and experiencing a more rewarding livelihood. We unlock value-based care through our Total Care Model, which aims to reimagine the patient experience and create a system based on the quality of care, not volume of fees. We are transforming vulnerable communities by scaling our model across the country, bringing better healthcare to patients that need it most. And it’s all built by people who care, which is why we foster a work environment where our people can grow, thrive, and contribute to our purpose.
Through our long-term partnerships with aligned physicians, unified platform, and expansive network, agilon health is leading the transition to value-based healthcare.
In line with this purpose, we began the process of assessing the sustainability and ethical impact of our business by engaging a third-party firm to help us identify the environmental, social, and governance (“ESG”) factors most relevant for the Company. As part of this process, we surveyed internal and external stakeholders, including, but not limited to, our officers, directors, employees, investors, physician partners, vendors, and advocacy groups, to determine our material ESG factors. The ESG topics that we identified as being most material to the Company were:
•	Value and quality of healthcare
•	Simplifying the healthcare experience
•	Sustainable healthcare system
•	Employee well-being
•	Ethics and compliance
•	Value-based innovation
•	Employee recruitment, engagement, development, and retention
•	Access to primary care
•	Data privacy and security
We expect to provide our first full ESG report in the third quarter of 2022, which will be made available on our website.

EXECUTIVE OFFICERS
The following table sets forth certain information concerning our executive officers as of April 1, 2022.
Name	Age	Position	First Became an Officer
Steven J. Sell	55	Chief Executive Officer and President	2020
Timothy S. Bensley	62	Chief Financial Officer	2021
Veeral Desai	41	Chief Strategy and Development Officer	2020
Benjamin Kornitzer, M.D.	44	Chief Medical and Quality Officer	2020
Ben Shaker	39	Chief Markets Officer	2020
Girish Venkatachaliah	49	Chief Technology Officer	2021
Mr. Sell can be found above under “Continuing Members of the Board of Directors.”
Timothy S. Bensley has served as our Chief Financial Officer since January 2021. Previously, Mr. Bensley served as the Chief Financial Officer of Blue Apron, from May 2018 to December 2020, and a variety of finance leadership roles at PepsiCo from July 1986 to April 2015. At PepsiCo, Mr. Bensley’s leadership roles included heading Financial Planning and Analysis, Supply Chain Finance and Sales Finance at Frito Lay North America; Senior Vice President of PepsiCo’s Global Transformation Group and serving as the Chief Financial Officer of Pepsi-Cola North America and ultimately PepsiCo Americas Foods. Mr. Bensley received his B.S. from the United States Military Academy at West Point and a master’s degree in Project Management from Boston University.
Veeral Desai has served as our Chief Strategy and Development Officer since September 2020. Mr. Desai joined agilon health in April 2017 as President of Enterprise Operations. Mr. Desai served in several senior executive roles at Vantage Oncology (most recently as President of Operations, Chief Operating Officer for Vantage Cancer Care Network) from December 2010 to April 2017. Mr. Desai served as a consultant at Bain & Company from September 2002 to July 2005 and September 2007 to December 2010. Mr. Desai received his B.S. from the University of California, Berkeley and holds an MBA from Harvard Business School.
Benjamin Kornitzer, M.D. has served as our Chief Medical and Quality Officer since January 2020, when he joined agilon health. In addition to his role as Chief Medical and Quality Officer of agilon health. Dr. Kornitzer served as Chief Medical Officer and Vice-President of the Mount Sinai Health Network from January 2014 to January 2020. Dr. Kornitzer received his A.B. from Brown University and holds a medical degree from Mount Sinai School of Medicine and completed his residency at Harvard Medical School/Massachusetts General Hospital.
Ben Shaker has served as our Chief Markets Officer since September 2020. Mr. Shaker joined agilon health as Ohio Market President in January 2017. Mr. Shaker served as Vice President and COO for Mount Carmel Health Partners, which is part of Trinity Health, from December 2013 to January 2017. Mr. Shaker received his B.A. from Youngstown State University and holds a master’s degree in Health Administration from The Ohio State University.
Girish Venkatachaliah has served as our Chief Technology Officer since January 2021. Mr. Venkatachaliah served as a Partner, Data and Artificial Intelligence on the Growth Buyout team at Frazier Healthcare Partners from July 2020 to January 2021. Previously, Mr. Venkatachaliah served as the Chief Technology & Product Officer of Decision Resources Group from September 2019 to April 2020. Mr. Venkatachaliah also served as the Vice President of Data Strategy, Analytics, and Artificial Intelligence/Machine Learning at athenahealth from July 2017 to September 2019, where he led the strategy, research, product management and engineering teams. Prior to athenahealth, Mr. Venkatachaliah held several executive roles at IBM and was the Vice President of Product Development, responsible for a portfolio of cloud offerings in Data and Artificial Intelligence, at the time of his departure. Mr. Venkatachaliah received a bachelor’s degree from Bangalore University and master’s degrees from University of Nevada, Las Vegas, Santa Clara University and jointly from the University of California, Berkeley and Columbia University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
This compensation discussion and analysis provides information about the material elements of compensation that are paid or awarded to, or earned by, our “named executive officers”, also referred to as the “NEOs”, for the 2021 Fiscal Year as follows:
•	Steven J. Sell, Chief Executive Officer and President
•	Timothy Bensley, Chief Financial Officer (since January 11, 2021)
•	Benjamin Shaker, Chief Markets Officer
•	Girish Venkatachaliah, Chief Technology Officer (since January 13, 2021)
•	Veeral Desai, Chief Strategy and Development Officer
•	Theodore Halkias, Chief Business Officer (Chief Financial Officer prior to January 11, 2021)*
* Effective January 11, 2021, Mr. Halkias was appointed as the Company’s Chief Business Officer and Timothy Bensley was appointed as the Company’s Chief Financial Officer. Mr. Halkias resigned from the Company effective February 28, 2022 to pursue another career opportunity.
Compensation Philosophy and Objectives
We seek to provide compensation and benefit programs that support our business strategies and objectives by attracting, retaining and developing individuals with necessary expertise and experience. Our incentive programs are designed to encourage performance and results that will create value for us and our stockholders while avoiding unnecessary risks.
Our executive compensation programs are intended to create a performance culture geared toward exceptional support for our physician partners, value and retention. In particular, our executive compensation programs have the following objectives:
•	To reward our executives commensurate with their performance, experience, and capabilities.
•	To align our executives’ interests with the interests of our stockholders and allow our executives to share in our stockholders’ success.
•	To enable us to attract and retain top executive talent.
Determination of Executive Compensation
The following describes the primary roles and responsibilities of those involved in the determination of executive compensation levels, plan designs, and policies.
Compensation and Human Capital Committee
The Compensation and Human Capital Committee is responsible for reviewing and approving the compensation and benefits of our employees, directors and consultants, administering our employee benefit plans, authorizing and ratifying stock incentive compensation and other incentive arrangements, and authorizing employment and related agreements. The Compensation and Human Capital Committee consists of Messrs. Ron Williams, Sharad Mansukani, William Wulf and Ravi Sachdev, with Mr. Sachdev serving as Chair.
Independent Consultant
The Compensation and Human Capital Committee has engaged Semler Brossy as its independent consultant. Semler Brossy reports to and is directed by the Compensation and Human Capital Committee, and provides no other services to the Company. During 2021, Semler Brossy provided competitive market data and advice to the Compensation and Human Capital Committee on various aspects of the executive and non-employee director compensation programs. In performing these services, Semler Brossy interacted with executive management and attended Compensation and Human Capital Committee meetings.

Executive Management
Certain members of executive management are involved in the executive compensation determination process. For example, our Chief Executive Officer and Chief People Officer make specific recommendations for compensation levels and program designs for executives other than themselves.
Role of Compensation Peer Group
Prior to our IPO, in October 2020, the Compensation and Human Capital Committee reviewed our go-forward public company peer group, taking into account input from Semler Brossy. The peer group includes other U.S.-based publicly traded companies or companies otherwise traded on the major US exchanges in related industries.
In reviewing our peer group, the Compensation and Human Capital Committee considered a number of factors, including:
•	Comparable size, predominantly measured based on revenue (e.g., 0.5x to 2.0x our revenue);
•	Related industries (e.g., healthcare, consulting and outsourced services, and technology);
•	Other qualitative business screens (e.g., innovative healthcare businesses or businesses that provide back end-support for physicians);
•	Actual experience in the talent market (companies from which we source and potentially lose executive talent); and
•	Other factors (e.g., excluding companies experiencing financial distress).
Based on this review, certain companies (i.e., Huron Consulting Group Inc., Tabula Rasa Healthcare, Inc., Medidata Solutions, Inc. and Navigant Consulting, Inc.) were removed from our pre-IPO compensation peer group, and an additional eight companies were added.
2021 Public Company Peer Group
Allscripts Healthcare Solutions, Inc.	HealthEquity, Inc.	1Life Healthcare, Inc.
Premier, Inc.	Teladoc Health, Inc.	Health Catalyst, Inc.
R1 RCM Inc.	Apollo Medical Holdings, Inc.	Accolade, Inc.
Evolent Health, Inc.	Inovalon Holdings, Inc.	Phreesia, Inc.
Omnicell, Inc.	HMS Holdings Corp.	Go Health, Inc.
Change Healthcare Inc.	NextGen Healthcare, Inc.
Oak Street Health, Inc.	GoodRx Holdings, Inc.
This peer group generally represents companies with similar business dynamics, and those with which we compete for talent, and is used as a reference for benchmarking our executive pay levels as well as updates on pay practices in a more general sense, including incentive design, equity vehicles and vesting schedules, as well as governance provisions and equity usage. While the Compensation and Human Capital Committee considers peer data to be a helpful reference to assess the competitiveness and elements of our executive compensation program, the Committee applies its own business judgment and experience to determine individual executive compensation and does not set or target the compensation of our executives at specific levels or within specified percentile ranges relative to peer company pay levels. Our Compensation and Human Capital Committee will continue to work with our Chief Executive Officer, Chief People Officer and our compensation consultant to position pay based on a variety of factors, including market data for executive compensation drawn from our peer group.

Elements of Our Executive Compensation Program
During our 2021 Fiscal Year, the compensation program for our named executive officers consisted of salary, short-term incentive compensation, long-term incentive compensation and certain benefits. Set forth below is a chart outlining each element of our 2021 compensation program, the reason that we provided each element, and how that element fits into our overall compensation philosophy.
Pay Component	Objective of Pay Component	Key Measure
Base Salary	• Provide competitive pay and reflect individual contributions	• Current compensation relative to competitive rates for similar roles

Annual Cash Incentives	• Reward achievement of short-term business objectives and results	• Adjusted EBITDA goal • Operational goals • Individual performance

Equity Awards	• Align executive and stockholder interests • Create “ownership culture” • Provide retention incentives	• Stock price appreciation • Adjusted EBITDA and revenue achievement • Continuation of employment

Benefits
• Health, disability and life insurance, 401(k) retirement plan and other employee benefits provide a safety net of protection in the case of illness, disability, death or retirement. Executives and key leaders are also eligible for financial planning services.
• Generally, competitive benefits relative to market
Base Salary
Base salaries are set to attract, retain and reward executive talent. The determination of any particular executive’s base salary is based on personal performance, experience in the role, competitive rates of pay for comparable roles, significance of the role to the Company and the availability of such executives. None of our NEOs received a salary increase in 2021. The annual salary for each of our NEOs in our 2021 Fiscal Year is shown in the table below.
Name	Title	Base Salary
Steven Sell	Chief Executive Officer and President	$750,000
Tim Bensley	Chief Financial Officer	$500,000
Benjamin Shaker	Chief Markets Officer	$400,000
Girish Venkatachaliah	Chief Technology Officer	$350,000
Veeral Desai	Chief Strategy & Development Officer	$375,000
Ted Halkias	Chief Business Officer (former Chief Financial Officer)	$400,000
Annual Cash Incentives
Our annual cash incentives are designed to focus our NEOs on achieving planned results against key financial and operational metrics for the Company and reward them for the achievement of specific individual performance criteria that the Compensation and Human Capital Committee subjectively determines based on its assessment of the executive’s performance during the year. By conditioning a significant portion of our NEOs’ potential total cash compensation on the Company’s achievement of annual financial performance, we reinforce our focus on achieving profitable growth.

All of our NEOs were eligible in the 2021 Fiscal Year to receive cash incentive bonuses based on achievement of pre-established annual financial, operational and individual performance targets that were approved by the Compensation and Human Capital Committee.
For the 2021 Fiscal Year, each NEO had a target incentive opportunity equal to 75% of his salary for the year.
For the 2021 Fiscal Year, the Company performance goals included Adjusted EBITDA (as described below and weighted at 34%), and certain operational goals relating to growth in membership of the agilon platform (weighted at 30%), net promoter scores (weighted at 18%) and chronic condition reassessment rates (weighted at 18%). Results were determined by interpolating the percentage achievement between the threshold, target and stretch (i.e., maximum) levels for each metric.
Adjusted EBITDA is a performance measure that is not a financial measure prepared in accordance with generally accepted accounting principles. As described in Item 7 - Management’s Discussion and Analysis of our Financial Condition and Results of Operations, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”), we define Adjusted EBITDA as net income (loss) adjusted to exclude: (i) income (loss) from discontinued operations, net of income taxes, (ii) interest expense, (iii) income tax expense (benefit), (iv) depreciation and amortization, (v) geography entry costs, (vi) stock-based compensation expense, (vii) severance and related costs, and (viii) certain other items that are not considered by us in the evaluation of ongoing operating performance. We reflect our share of Adjusted EBITDA for equity method investments by applying our actual ownership percentage for the period to the applicable reconciling items on an entity-by-entity basis.
The Adjusted EBITDA goals established by our Compensation and Human Capital Committee in the beginning of the year consisted of a threshold Adjusted EBITDA of -$44 million (which achievement below this threshold would result in no bonus being earned with respect to this metric, but, if achieved, would result in a payout of 50% of target in respect of this metric), a target Adjusted EBITDA of -$30 million (which, if achieved, would result in a payout of 100% of target in respect of this metric), and a “stretch” Adjusted EBITDA of +$16 million (which, if achieved, would result in a payout of 150% of target in respect of this metric). The Adjusted EBITDA weighted performance multiplier was to be determined by interpolating the percentage achievement between the threshold, target and stretch levels. Adjusted EBITDA was -$38.3 million. As a result, achievement on this portion of the bonus scorecard was 70.4% for purposes of the 2021 annual cash incentive plan. For the purposes of our executive compensation calculation, the Adjusted EBITDA measure excludes adjustments that correspond with the resulting bonus performance measures.
The platform membership goals established by our Compensation and Human Capital Committee consisted of a threshold of 179,100 individuals enrolled in a Medicare Advantage (“MA”) plan attributed to the primary care physicians (“PCPs”) on our platform (which achievement below this threshold would result in no bonus being earned with respect to this metric, but, if achieved, would result in a payout of 50% of target in respect of this metric), a target of 188,500 individuals enrolled in an MA plan attributed to the PCPs on our platform (which, if achieved, would result in a payout of 100% of target in respect of this metric), and a “stretch” of 197,900 individuals enrolled in an MA plan attributed to the PCPs on our platform (which, if achieved, would result in a payout of 150% of target in respect of this metric). The membership weighted performance multiplier was determined by interpolating the percentage achievement between the threshold, target and stretch levels. For purposes of the 2021 annual cash incentive plan, the number of individuals enrolled in an MA plan that are attributed to the PCPs on our platform grew to 186,300 individuals for the 2021 Fiscal Year. As a result, achievement on this portion of the bonus scorecard was 83.6%.
The net promoter score (“NPS”) goals established by our Compensation and Human Capital Committee consisted of our markets achieving certain “pass” thresholds in NPS surveys related to patient and provider experience. To achieve threshold performance levels of 50% in respect of NPS, eight of 16 targets for patient and provider surveys must have met the “pass” threshold, which were established for each market based on prior year performance. To achieve the target payout of 100%, 12 of 16 targets for patient and provider surveys must have been met. To achieve the maximum payout of 150%, 16 of 16 targets for patient and provider surveys must have been met. The net promoter score performance was determined across the markets and twelve of sixteen targets were achieved. As a result, achievement on this portion of the bonus scorecard was 100%.
The chronic care reassessment rate goals established by our Compensation and Human Capital Committee consisted of a threshold reassessment rate of 80% in existing markets and 75% in new markets (which achievement below this threshold would result in no bonus being earned with respect to this metric, but, if achieved, would result in a payout of 50% of target in respect of this metric), a target reassessment rate of 85% in existing markets and 80% in new markets (which, if achieved, would result in a payout of 100% of target in respect of this metric), and a “stretch” reassessment rate of 90% in existing markets and 85% in new markets (which, if achieved, would result in a payout of 150% of target in respect of this metric). The overall weighting of 18% on this metric was subdivided into a 60% weighting on existing markets (10.8% overall weighting) and 40% weighting on new markets (7.2% overall weighting). The reassessment rate performance multiplier was determined by interpolating the percentage achievement between the threshold, target and stretch levels. For purposes of the 2021 annual cash incentive plan, the reassessment rate was 87% for existing markets and 84% for new markets, resulting in achievements on these portions of the bonus scorecard of 140% and 120%, respectively.
The Compensation and Human Capital Committee determined that the overall Company score, and therefore bonus pool payout funding, would be at 90% of the target and that Mr. Sell would receive 90% of his target bonus. Mr. Sell, as Chief Executive Officer, was given the discretion to apply the following multiples reflecting the individual performance goals for each NEO based on their performance during the 2021 Fiscal Year: 100% with respect to the individual performance goals applicable to Mr. Bensley, 110% with respect to the individual performance goals applicable to Mr. Shaker, 110% with respect to the individual performance goals applicable to Mr. Venkatachaliah, 110% with respect to the individual performance goals applicable to Mr. Desai and 100% with respect to the individual performance goals applicable to Mr. Halkias.
The 2021 short-term incentive bonus payable to each of our NEOs is shown in the “Summary Compensation Table” following this Compensation Discussion and Analysis under the “Non-Equity Incentive Plan Compensation” column.
Long-Term Equity Incentives
Our Equity Incentive Plans
Prior to our initial public offering (our “IPO”), we sponsored the agilon health, inc. Stock Incentive Plan (the “Prior Stock Incentive Plan”). We currently sponsor the agilon health, inc. 2021 Omnibus Equity Incentive Plan (the “Equity Incentive Plan”), which was adopted in connection our IPO, and which assumed all awards under the Prior Stock Incentive Plan. All awards under these plans were designed to ensure that senior management, including our NEOs, maximize their focus on increasing stockholder value through long-term growth, and these awards constitute a meaningful part of our NEOs’ compensation. The Equity Incentive Plan is administered by our Compensation and Human Capital Committee, which has discretion, within the parameters of the Equity Incentive Plan, to determine the recipients, amounts and terms of awards.
In 2021, we granted stock options to Messrs. Bensley and Venkatachaliah under the Prior Stock Incentive Plan and, following our IPO, we granted stock options, restricted stock units and performance share units under the Equity Incentive Plan to each of our NEOs other than Mr. Sell. These awards are described in further detail below and in the “Grants of Plan-Based Awards at Fiscal Year 2021” table. In connection with our IPO, our Compensation and Human Capital Committee determined that, as a general matter (subject to exceptions and changes in their discretion), annual executive equity grants for 2021 and future years will consist of 50% stock options, 25% restricted stock units and 25% performance share units).
Stock Options
The stock options granted in 2021 to Messrs. Bensley and Venkatachaliah under the Prior Stock Incentive Plan consist of the following: (a) the “Base Options” which vest in four equal annual installments; and (b) the “Upside Options” which were subject to a performance condition that was later satisfied in 2021 (i.e., that the CD&R Investor realized a return of at least three times its initial investment in the Company from sales of its shares), and which then became subject to vesting in four equal installments on each anniversary of January 11, 2021 and January 13, 2021, respectively. Each of our NEOs other than Mr. Sell was also granted stock options in connection with our IPO in April of 2021. These stock options vest in four equal annual installments. The exercise price of each outstanding stock option is set forth in the “Option Exercise Price” column of the “Outstanding Equity Awards at Fiscal Year End 2021” table. All stock options expire ten years after the date of grant.

If we experience a “change in control” (as defined in the Equity Incentive Plan), outstanding options will generally accelerate and be canceled in exchange for a payment equal to the price per share offered in the “change in control” minus the stock option’s exercise price, unless our board of directors elects to allow alternative awards in lieu of payment.
Performance Share Units
In conjunction with our IPO, in April 2021 each of our NEOs, except Mr. Sell, was granted performance share units (sometimes referred to as “PSUs”) of our common stock under the Equity Incentive Plan. These PSUs vest based on performance against predetermined revenue and Adjusted EBITDA goals through the end of the three-year performance period (January 1, 2021 to December 31, 2023), subject to continued employment through the end that period. The revenue and Adjusted EBITDA goals have an equal impact on PSU vesting. The PSU payouts may range from 50% at threshold performance level (which we define as an 80% achievement of the target) and 200% for maximum performance level (which we define as 125% achievement of the target). If we experience a “change in control” (as defined in the Equity Incentive Plan), outstanding PSUs will generally accelerate to target levels and be canceled for a payment equal to the price per share offered in the “change in control”, unless our board of directors elects to allow alternative awards in lieu of payment.
Restricted Stock Units
In conjunction with our IPO, in April 2021 each of our NEOs, except Mr. Sell, was granted restricted stock units (sometimes referred to as “RSUs”) of our common stock under the Equity Incentive Plan. These awards vest in four equal annual installments, subject to the NEO’s continuous employment on the applicable vesting date. If we experience a “change in control” (as defined in the Equity Incentive Plan), outstanding RSUs will generally accelerate and be canceled for a payment equal to the price per share offered in the “change in control”, unless our board of directors elects to allow alternative awards in lieu of payment.
Retirement Benefits
We maintain a 401(k) plan for the benefit of our eligible employees, including our NEOs, under which participants are permitted to contribute a percentage of their compensation on a pre-tax basis, subject to U.S. Internal Revenue Code limits. We make matching contributions under the 401(k) plan that immediately vest. Our NEOs are eligible to participate in the 401(k) plan on the same basis as our other employees.
We do not maintain any retirement plans other than the 401(k) plan.

Summary Compensation Table
The following table sets forth the compensation of our NEOs.
Name and Principal Position	Fiscal Year(1)	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Steven J. Sell, Chief Executive Officer and President	2021	750,000	—	—	506,250	—	1,256,250
	2020(6)	432,692	—	5,277,000	328,893	—	6,038,585
Tim Bensley, Chief Financial Officer	2021(7)	480,769	687,470	4,311,643	336,415	4,734	5,821,031
Benjamin Shaker, Chief Markets Officer	2021	389,808	6,624,943	625,000	304,260	13,886	7,957,897
Girish Venkatachaliah, Chief Technology Officer	2021(8)	333,846	249,964	2,437,052	257,442	4,734	3,283,039
Veeral Desai, Chief Strategy and Development Officer	2021	375,000	549,976	549,992	285,244	8,019	1,768,231
Theodore Halkias, Chief Business Officer	2021	400,000	249,964	249,989	270,000	8,700	1,178,653
	2020	400,000	—	—	284,000	13,000	697,000
(1)	Messrs. Bensley, Shaker, Venkatachaliah and Desai were not named executive officers in 2020, and thus only their 2021 compensation is being shown pursuant to SEC rules.
(2)
Stock Awards. Amounts reported in this column represent the aggregate grant date fair value of RSUs and PSUs granted to our NEOs, computed in accordance with FASB ASC Topic 718. For a discussion of the relevant assumptions used to calculate these amounts, please refer to heading “Stock Based Compensation” under Item 7 of the Annual Report, as well as Note 13 to the Consolidated Financial Statements in the Annual Report, each of which is hereby incorporated by reference.

For PSUs, the grant date fair value is calculated based upon the probable outcome of the performance condition being achieved, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, excluding the effect of estimated forfeitures. As of the grant date, the values of the performance stock unit awards granted to the NEOs in 2021 assuming the highest level of performance (200% of the grant date value), were as follows: Mr. Bensley ($687,470); Mr. Shaker ($12,624,930); Mr. Venkatachaliah ($249,964); Mr. Desai ($549,976), and Mr. Halkias ($249,964). See “Elements of our Executive Compensation Program—Long-Term Equity Incentives” above for more information regarding the stock awards.
(3)
Option Awards. Amounts reported in this column represent the aggregate grant date fair value of stock options, computed in accordance with FASB ASC Topic 718. For a discussion of the relevant assumptions used to calculate these amounts, please refer to heading “Stock Based Compensation” under Item 7 of the Annual Report, as well as Note 13 to the Consolidated Financial Statements in the Annual Report, each of which is hereby incorporated by reference.

With respect to stock options that vest subject to a performance condition, the grant date fair value is calculated based upon the probable outcome of the performance condition being achieved, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, excluding the effect of estimated forfeitures. Assuming the applicable performance conditions are achieved, the value of the performance-based vesting option awards granted in 2021 at the grant date would be $524,150 for Mr. Bensley, and $262,075 for Mr. Venkatachaliah. The performance condition applicable to these stock options granted to Mr. Bensley and Mr. Venkatachaliah was later satisfied in September 2021, and the stock options are now subject to vesting solely based on continued service with the Company. See “Elements of our Executive Compensation Program—Long-Term Equity Incentives” above for more information regarding the option awards.
(4)
Non-Equity Incentive Plan Compensation. The amounts in this column represent annual cash incentive bonuses earned based on the achievement of pre-established annual financial, operational and individual performance goals. See “Elements of Our Executive Compensation Program— Annual Cash Incentives” above for more information.

(5)	All Other Compensation. Amounts reported in this column for our NEOs in the 2021 Fiscal Year include the items set forth below, as applicable to each NEO.
Name	401(k) Contributions ($)	Financial Planning ($)	Total ($)
Steven Sell	—	—	—
Timothy Bensley	—	4,734	4,734
Benjamin Shaker	8,538	5,348	13,886
Girish Venkatachaliah	—	4,734	4,734
Veeral Desai	8,019	—	8,019
Ted Halkias	8,700	—	8,700

(6)
Mr. Sell commenced his employment with the Company as of June 1, 2020, and amounts reported for Mr. Sell in this row reflect that his annual base salary and non-equity incentive plan compensation were prorated for the 2020 fiscal year.

(7)
Mr. Bensley commenced his employment with the Company as of January 11, 2021, and amounts reported for Mr. Bensley in this row reflect that his annual base salary and non-equity incentive plan compensation were prorated for the 2021 fiscal year.

(8)
Mr. Venkatachaliah commenced his employment with the Company as of January 13, 2021, and amounts reported for Mr. Venkatachaliah in this row reflect that his annual base salary and non-equity incentive plan compensation were prorated for the 2021 fiscal year.

Grants of Plan-Based Awards for Fiscal Year 2021
The following table provides information concerning awards granted to the NEOs in the 2021 Fiscal Year under any plan.
		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares or Units	All Other Option Awards:
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(6)
Steven J. Sell	1/1/2021	$281,250	$562,500	$1,125,000
Timothy Bensley	1/11/2021	$187,500	$375,000	$750,000
Timothy Bensley	1/28/2021					100,000(2)	$ 14.62	$850,000
Timothy Bensley	1/28/2021					100,000(3)	$ 29.24	$524,150
Timothy Bensley	4/14/2021					217,431(2)	$ 23.00	$2,937,493
Timothy Bensley	4/14/2021				14,945(4)			$343,735
Timothy Bensley	4/14/2021				7,473/14,945/ 29,890(5)			$343,735
Benjamin Shaker	1/1/2021	$150,000	$300,000	$600,000
Benjamin Shaker	4/14/2021					46,262(2)	$ 23.00	$625,000
Benjamin Shaker	4/14/2021				13,586(4)			$312,478
Benjamin Shaker	4/14/2021				137,228/274,455/ 548,910(5)			$6,312,465
Girish Venkatachaliah	1/13/2021	$131,250	$262,500	$525,000
Girish Venkatachaliah	1/28/2021					50,000(2)	$ 14.62	$425,000
Girish Venkatachaliah	1/28/2021					50,000(3)	$ 29.24	$262,075
Girish Venkatachaliah	4/14/2021					129,532(2)	$ 23.00	$1,749,977
Girish Venkatachaliah	4/14/2021				5,434(4)			$124,982
Girish Venkatachaliah	4/14/2021				2,717/5,434/ 10,868(5)			$124,982
Veeral Desai	1/1/2021	$140,625	$281,250	$562,500
Veeral Desai	4/14/2021					40,710(2)	$ 23.00	$549,992
Veeral Desai	4/14/2021				11,956(4)			$274,988
Veeral Desai	4/14/2021				5,978/11,956/ 23,912(5)			274,988
Theodore Halkias	1/1/2021	$150,000	$300,000	$600,000
Theodore Halkias	4/14/2021					18,504(2)	$ 23.00	$249,989

Theodore Halkias	4/14/2021				5,434(4)			$124,982
Theodore Halkias	4/14/2021				2,717/5,434/ 10,868(5)			$124,982
(1)
These amounts represent the threshold, target and maximum cash payouts available to our NEOs under our annual bonus plan. See “Elements of Our Executive Compensation Program— Annual Cash Incentives” above for more information.

(2)
These amounts represent the number of stock options awarded in 2021 that were eligible to vest in four equal annual installments commencing on the first anniversary of the grant date, based on continued service through the applicable vesting date.

(3)
These amounts represent the number of stock options awarded in 2021 that were eligible to be earned if the CD&R Investor realized a return of at least three times its initial investment in the Company from sales of its shares. This performance condition was later satisfied in September 2021, and these stock options are now subject to vesting solely based on continued service, in equal installments on each of the first four anniversaries of the applicable grant date. See “Elements of our Executive Compensation Program—Long-Term Equity Incentives” above for more information regarding the option awards.

(4)
These amounts represent the number of RSUs awarded in 2021 that were eligible to vest in four equal annual installments commencing on the first anniversary of the grant date, based on continued service through the applicable vesting date.

(5)
These amounts represent the number of PSUs that may vest under the applicable threshold, target, and maximum performance levels for PSU grants made in 2021. In the event the applicable threshold performance conditions are not achieved, none of these PSUs will vest. See “Elements of our Executive Compensation Program—Long-Term Equity Incentives” above for more information regarding the PSUs.

(6)
Amounts reported in this column represent the aggregate grant date fair value of the applicable award, computed in accordance with FASB ASC Topic 718. Please refer to heading “Stock Based Compensation” under Item 7 of the Annual Report, as well as Note 13 to the Consolidated Financial Statements in the Annual Report for a discussion of the relevant assumptions used to calculate these amounts. With respect to awards that vest subject to a performance condition, the grant date fair value is calculated based upon the probable outcome of the performance condition being achieved, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, excluding the effect of estimated forfeitures.

Narrative disclosure to Summary Compensation Table and Grants of Plan Based Awards table
Employment Agreements
We are a party to employment agreements with Messrs. Sell, Bensley, Desai, Shaker, Venkatachaliah. and Halkias.
Steven J. Sell Employment Agreement
Mr. Sell’s employment agreement does not provide a fixed term and may be terminated at any time by either party. Under his agreement, Mr. Sell is entitled to an annual base salary of $750,000 and is eligible for payment of an annual cash bonus, with a target amount equal to 75% of his base salary. For additional information regarding Mr. Sell’s annual bonus opportunity, see “Elements of Our Executive Compensation Program—Annual Cash Incentives” above.
The employment agreement provides for certain severance benefits. If Mr. Sell’s employment is terminated without “cause” or if he resigns his employment for “good reason” (as such terms are defined in his employment agreement), he is entitled to receive (i) continued base salary for 18 months, payable on the Company’s normal payroll dates, (ii) a cash payment equal to his target annual bonus, payable in equal monthly installments over 12 months on the Company’s normal payroll dates, (iii) any earned but unpaid annual bonus for the fiscal year prior to the year in which Mr. Sell’s employment terminates and (iv) continued medical, dental and vision insurance coverage for 12 months at active employee rates. Any severance payments are conditioned, among other things, upon Mr. Sell’s execution and non-revocation of a release of claims and his continued compliance with applicable restrictive covenants, which include nondisclosure and nondisparagement restrictions for an indefinite time period and restrictions relating to soliciting the Company’s customers and employees for two years following a termination of Mr. Sell’s employment with the Company.
Timothy Bensley Employment Agreement
Mr. Bensley’s employment agreement does not provide a fixed term and may be terminated at any time by either party. Under his agreement, Mr. Bensley is entitled to an annual base salary of $500,000 and is eligible for payment of an annual cash bonus, with a target amount equal to 75% of his base salary. For additional information regarding Mr. Bensley’s annual bonus opportunity, see “Elements of Our Executive Compensation Program—Annual Cash Incentives” above.
The employment agreement provides for certain severance benefits. If Mr. Bensley’s employment is terminated without “cause” (as such term is defined in his employment agreement), he is entitled to receive a cash payment equal to 12 months of his base salary and target annual bonus, payable in equal monthly installments over 12 months. Any severance payments are conditioned, among other things, upon Mr. Bensley’s execution and non-revocation of a release of claims.
Benjamin Shaker Employment Agreement
Mr. Shaker’s employment agreement does not provide a fixed term and may be terminated at any time by either party. Under his agreement, Mr. Shaker is entitled to an annual base salary of $400,000 and is eligible for payment of an annual cash bonus, with a target amount equal to 75% of his base salary. For additional information regarding Mr. Shaker’s annual bonus opportunity, see “Elements of Our Executive Compensation Program—Annual Cash Incentives” above.
The employment agreement provides for certain severance benefits. If Mr. Shaker’s employment is terminated without “cause” or Mr. Shaker resigns for “good reason” (as such terms are defined in his employment agreement), he is entitled to receive cash payments equal to (i) 24 months of base salary, payable on the Company’s normal payroll dates and (ii) two times his target annual bonus, payable in equal monthly installments over 24 months of the Company’s normal payroll dates. Any severance payments are conditioned, among other things, upon Mr. Shaker’s execution and non-revocation of a release of claims.
Girish Venkatachaliah Employment Agreement
Mr. Venkatachaliah’s employment agreement does not provide a fixed term and may be terminated at any time by either party. Under his agreement, Mr. Venkatachaliah is entitled to an annual base salary of $350,000 and is eligible for payment of an annual cash bonus, with a target amount equal to 75% of his base salary. For additional information regarding Mr. Venkatachaliah’s annual bonus opportunity, see “Elements of Our Executive Compensation Program—Annual Cash Incentives” above.
The employment agreement provides for certain severance benefits. If Mr. Venkatachaliah’s employment is terminated without “cause” (as such term is defined in his employment agreement), he is entitled to receive a cash payment equal to 12 months of his base salary and target annual bonus, payable in equal monthly installments over 12 months. Any severance payments are conditioned, among other things, upon Mr. Venkatachaliah’s execution and non-revocation of a release of claims.
Veeral Desai Employment Agreement
Mr. Desai’s employment agreement does not provide a fixed term and may be terminated at any time by either party. Under his agreement, Mr. Desai is entitled to an annual base salary of $375,000 and is eligible for payment of an annual cash bonus, with a target amount equal to 75% of his base salary. For additional information regarding Mr. Desai’s annual bonus opportunity, see “Elements of Our Executive Compensation Program—Annual Cash Incentives” above.
The employment agreement provides for certain severance benefits. If Mr. Desai’s employment is terminated without “cause” or if he resigns his employment for “good reason” (as such terms are defined in his employment agreement), he is entitled to receive cash payments equal to (i) 23 months of base salary, payable on the Company’s normal payroll dates, (ii) two times his target annual bonus, payable in equal monthly installments over 24 months on the Company’s normal payroll dates, and (iii) continued medical, dental and vision insurance coverage for 18 months at active employee rates. Any severance payments are conditioned, among other things, upon Mr. Desai’s execution and non-revocation of a release of claims.
Theodore Halkias Employment Agreement
Mr. Halkias’s employment agreement did not provide a fixed term and was terminable at any time by either party. Under his agreement, Mr. Halkias was entitled to an annual base salary of $400,000 and was eligible for payment of an annual cash bonus, with a target amount equal to 75% of his base salary. For additional information regarding Mr. Halkias’s annual bonus opportunity, see “Elements of Our Executive Compensation Program—Annual Cash Incentives” above.
The employment agreement provided for certain severance benefits. If Mr. Halkias’s employment was terminated without “cause” or if he resigned his employment for “good reason” (as such terms were defined in his employment agreement), he was entitled to receive a cash payment of two times the sum of his base salary and target bonus, payable in equal monthly installments over 24 months, and continued medical, dental and vision insurance coverage for 18 months at active employee rates. Any severance payments were conditioned, among other things, upon Mr. Halkias’s execution and non-revocation of a release of claims and his continued compliance with applicable restrictive covenants, which include nondisclosure and nondisparagement restrictions for an indefinite time period and restrictions relating to soliciting the Company’s customers and employees for two years following a termination of Mr. Halkias’s employment with the Company.
As noted above, Mr. Halkias resigned from the Company effective February 28, 2022 to pursue another career opportunity. In connection with his resignation, Mr. Halkias and the Company entered into a separation agreement pursuant to which the Company paid Mr. Halkias his annual cash incentive bonus for 2021 (as referenced in Summary Compensation Table above) in exchange for a general waiver and release of claims against the Company and the CD&R Investor.

Outstanding Equity Awards at Fiscal Year End 2021
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(7)	Market value of shares or units of stock that have not vested ($)(8)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(9)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(8)
Steven J. Sell	300,000	1,600,000(2)	4.50	5/22/2030	—	—	—	—
	500,000	2,000,000(2)	10.12	5/22/2030	—	—	—	—
	1,000,000	—	4.50	5/22/2030	—	—	—	—
Timothy Bensley	—	100,000(3)	14.62	1/28/2031	—	—	—	—
	—	100,000(3)	29.24	1/28/2031	—	—	—	—
	—	217,431(4)	23.00	4/14/2031	—	—	—	—
	—	—	—	—	14,945	408,148	—	—
	—	—	—	—	—	—	7,473	204,088
Benjamin Shaker	376,982	—	1.00	12/30/2026	—	—	—	—
	400,000	—	3.00	12/30/2026	—	—	—	—
	100,000	—	1.00	4/27/2027	—	—	—	—
	100,000	—	3.00	4/27/2027	—	—	—	—
	225,000	225,000(5)	3.79	2/9/2029	—	—	—	—
	—	46,262(4)	23.00	4/14/2031	—	—	—	—
	—	—	—	—	13,586	371,034	—	—
	—	—	—	—	—	—	137,228	3,747,697
Girish Venkatachaliah	—	50,000(6)	14.62	1/28/2031	—	—	—	—
	—	50,000(6)	29.24	1/28/2031	—	—	—	—
	—	129,532(4)	23.00	4/14/2031	—	—	—	—
	—	—	—	—	5,434	148,403	—	—
	—	—	—	—	—	—	2,717	74,201
Veeral Desai	1,078,999	—	1.00	4/27/2027	—	—	—	—
	1,700,000	—	3.00	4/27/2027	—	—	—	—
	—	40,710(4)	23.00	4/14/2031	—	—	—	—
	—	—	—	—	11,956	326,518	—	—
	—	—	—	—	—	—	5,978	163,259
Theodore Halkias	1,701,447	—	1.00	4/27/2027	—	—	—	—
	1,700,000	—	3.00	4/27/2027	—	—	—	—
	—	18,504(4)	23.00	4/14/2031	—	—	—	—
	—	—	—	—	5,434	148,403	—	—
	—	—	—	—	—	—	2,717	74,201
(1)	The awards in this column consist of nonqualified stock options granted under our Equity Incentive Plan that have previously vested.
(2)
These awards consist of nonqualified stock options granted under our Equity Incentive Plan that will vest 25% on each anniversary of June 1, 2021, subject to Mr. Sell’s continued employment through each applicable vesting date.

(3)
These awards consist of nonqualified stock options granted under our Equity Incentive Plan that will vest 25% on each anniversary of January 11, 2021, subject to Mr. Bensley’s continued employment through each applicable vesting date.

(4)
These awards consist of nonqualified stock options granted under our Equity Incentive Plan that will vest 25% on each anniversary of April 14, 2021, subject to each NEO’s continued employment through each applicable vesting date.

(5)
These awards consist of nonqualified stock options granted under our Equity Incentive Plan, half of which vested on February 9, 2022 and the remaining half of which will vest on February 9, 2023, subject to Mr. Shaker’s continued service through such date.

(6)
These awards consist of nonqualified stock options granted under our Equity Incentive Plan that will vest 25% on each anniversary of January 13, 2021, subject to Mr. Venkatachaliah’s continued employment through each applicable vesting date.

(7)
These awards consist of RSUs granted under our Equity Incentive Plan that will vest 25% on each anniversary of April 14, 2021, subject to each NEO’s continued employment through each applicable vesting date.

(8)	The amounts in this column were determined based on a $27.31 closing price of the Company’s common stock on December 30, 2021.
(9)
The awards in this column consist of PSUs granted under our Equity Incentive Plan that will vest based on performance against predetermined Revenue and Adjusted EBITDA goals at the end of the three-year performance period (December 31, 2023). The amounts in this column assume payout at threshold, though the PSU payouts may range from 50% at threshold performance level (80% achievement of target) to 200% for maximum performance level (125% achievement of target).

Options Exercised and Stock Vested
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Steven Sell	100,000	2,448,000
Benjamin Shaker	73,018	2,043,044
Veeral Desai	121,001	3,385,608
Theodore Halkias	98,553	2,699,458
(1)
The value realized is calculated as the difference between (i) the closing price of our common stock on the date of exercise or (2) the negotiated sale price for shares sold in the September 2021 secondary offering of common stock, as applicable, and the applicable exercise price of such options, multiplied by the number of shares underlying the options that were exercised.

Potential Payments Upon Termination or Change-in-Control
Severance Payments
The information below describes and quantifies compensation that would have become payable to each of our NEOs, per the terms of their employment agreements or other arrangements, as applicable, if their employment had been terminated on December 31, 2021 by the Company without “cause” or, in the case of Messrs. Sell, Desai, Shaker or Halkias, if they resigned for “good reason”. See “Narrative disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Arrangements” above for a description of the severance benefits available to our NEOs.
Name	Salary ($)	Target Bonus ($)	Earned and Unpaid Bonus ($)	COBRA Benefit Payment ($)	Total ($)
Steven Sell	1,125,000	562,500	562,500	10,308	2,260,308
Timothy Bensley	500,000	375,000	—	—	875,000
Benjamin Shaker	800,000	600,000	—	—	1,400,000
Girish Venkatachaliah	350,000	262,500	—	—	612,500
Veeral Desai	718,750	562,500	—	8,370	1,289,620
Theodore Halkias	800,000	600,000	—	16,455	1,416,455
Accelerated Vesting of Equity on a Change in Control
If we experience a “change in control” (as defined below), the vesting of options, restricted stock units and performance share units will generally accelerate and be canceled in exchange for a payment equal to the price per share offered in the “change in control” minus the stock option’s exercise price, unless the Board elects to allow alternative awards in lieu of payment. Performance Share Units vesting would be based on target levels of performance.
Under the Equity Incentive Plan, a “change in control” is generally defined as the first to occur of the following events:
•
any transaction, whether by way of sales of capital stock, merger, consolidation or otherwise, that results in the direct or indirect beneficial ownership by any person, entity or “group” (as defined in Section 12(d) of the Exchange Act), excluding the Company, any of its Subsidiaries, any employee benefit plan of the Company or any of its Subsidiaries, and the CD&R Investors (and any “group” that includes any of the CD&R Investors and any member of such group, if the non-Investor members of such group do not by themselves, directly or indirectly, own more than 50% of the Company’s then outstanding voting securities), or any affiliates of any of the foregoing, of more than 50% of the combined voting power of the Company’s (or, if applicable, the surviving company after such a merger) then outstanding voting securities;
•
within any 12-month period, the persons who were members of the Board at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board, provided that any director elected or nominated for election to the Board by any Investor or a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause; or

•
the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons that are not any of the CD&R Investors and are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company.

As described above, had a change in control of the Company occurred on December 31, 2021, our NEOs would have received benefits from the accelerated vesting of unvested options, restricted stock units and performance share units in the following amounts. The values in the table set forth below are based on our closing stock price on the New York Stock Exchange on December 30, 2021, which was $27.31.
Name	Value of Accelerated Options ($)	Value of RSUs ($)	Value of PSUs ($)
Steven Sell	70,876,000	—	—
Timothy Bensley	2,206,128	408,148	204,088
Benjamin Shaker	5,491,389	371,034	3,747,697
Girish Venkatachaliah	1,192,783	148,403	74,201
Veeral Desai	175,460	326,518	163,259
Theodore Halkias	79,752	148,403	74,201
Stock Ownership Guidelines
Our board of directors has established stock ownership guidelines in order to further align the long-term interests of our executive officers and non-employee directors with those of our stockholders. Our stock ownership guidelines require that our executive officers own shares of the Company’s common stock having an aggregate value equal to a multiple of the executive officer’s annual base salary or non-employee director’s annual board cash retainer as follows:
Position	Multiple
Chief Executive Officer	6x Annual Base Salary
All Other Executive Officers	2x Annual Base Salary
Non-Employee Directors*	5x Annual Board Cash Retainer
*	Excludes CD&R affiliated directors
Executives have five years from date of hire or appointment to a covered position to achieve the ownership guideline. Executives are required to hold 50% of shares acquired as a result of exercise or settlement of compensatory awards (net of any shares withheld for taxes) until these ownership guidelines have been met.
Hedging and Pledging
Our internal Policy on Trading in Securities prohibits hedging or monetization transactions with respect to agilon health securities and the pledging of agilon health securities as collateral for a loan by any of our employees, officers, or directors.

Compensation of Directors
In connection with our IPO in 2021, our board of directors has adopted the following non-employee director compensation program, including a mix of cash and equity compensation:
Compensation	Amount
Initial Equity Award (for new appointments)	$160,000 option grant with three-year ratable vesting
Annual Equity Award	$160,000 RSU grant with one-year vesting
Annual Cash Retainer	$70,000
Committee Chair Annual Cash Retainer Fee	Audit Committee: $25,000 Compensation Committee: $15,000 Nominating & Governance Committee: $10,000 Compliance Committee: $15,000
The following table sets forth information regarding compensation for each of our non-employee directors during our fiscal year ended December 31, 2021. Mr. Sell’s compensation for fiscal year 2021 is reported in the Summary Compensation table above.
Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Michelle Gourdine	70,000	159,988	159,999	389,987
Sharad Mansukani, M.D.	85,000	159,988	—	244,988
Karen McLoughlin	35,000	120,964	159,976	315,940
Clay Richards	70,000	159,988	159,999	389,987
Ravi Sachdev	—	—	—	—
Richard J. Schnall	—	—	—	—
Michael L. Smith	95,000	159,988	—	254,988
Derek L. Strum	—	—	—	—
Ronald A. Williams	—	159,988	—	159,988
J. William Wulf, M.D.	70,000	159,988	—	229,988
(1)
Amounts reported in this column represents the grant date fair value of restricted stock units issued to Drs. Gourdine, Mansukani and Wulf, to Ms. McLoughlin and to Messrs. Smith, Williams, and Richards in the 2021 Fiscal Year, computed in accordance with FASB ASC Topic 718. The restricted stock units vest in three equal annual installments, subject to each director’s continued service as a member of our board of directors through such date. As of December 31, 2021, (i) Dr. Gourdine held 6,956 outstanding restricted stock units, (ii) Dr. Mansukani held 6,956 outstanding restricted stock units, (iii) Ms. McLoughlin held 3,489 outstanding restricted stock units, (iv) Mr. Richards held 6,956 outstanding restricted stock units, (v) Mr. Smith held 152,056 outstanding restricted stock units, (vi) Mr. Williams held 6,956 restricted stock units, and (vii) Dr. Wulf held 116,456 outstanding restricted stock units. Please refer to heading “Stock Based Compensation” under Item 7 of the Annual Report, as well as Note 13 to the Consolidated Financial Statements in the Annual Report for a discussion of the relevant assumptions used to calculate these amounts.

(2)
Amounts reported in this column represent the aggregate grant date fair value of stock options granted to Dr. Gourdine, to Ms. McLoughlin, and to Mr. Richards in the 2021 Fiscal Year, computed in accordance with FASB ASC Topic 718. As of December 31, 2021, (i) Dr. Gourdine held 11,843 outstanding stock options, (ii) Dr. Mansukani held 643,750 outstanding stock options, (iii) Ms. McLoughlin held 7,959 outstanding stock options, (iv) Mr. Richards held 11,843 outstanding stock options, (v) Mr. Williams held 1,100,000 outstanding stock options, and (vii) Dr. Wulf held 500,000 outstanding stock options. Please refer to heading “Stock Based Compensation” under Item 7 of the Annual Report, as well as Note 13 to the Consolidated Financial Statements in the Annual Report for a discussion of the relevant assumptions used to calculate these amounts.

In the 2021 Fiscal Year, no director who is a CD&R partner (i.e. Messrs. Sachdev, Schnall and Strum) was compensated by us for services as a director.

Compensation and Human Capital Committee Report
The Company’s Compensation and Human Capital Committee has reviewed the Compensation Discussion and Analysis and discussed it with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis should be included in this Proxy Statement.
Ravi Sachdev (Chair)
Ron Williams
Sharad Mansukani, M.D.
William Wulf, M.D.
This Compensation and Human Capital Committee Report is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of April 1, 2022 with respect to the ownership of our common stock by:
•	the selling stockholders and each person known to own beneficially more than five percent of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our current executive officers and directors as a group.
The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Percentage computations are based on approximately 405,680,494 shares of our common stock outstanding as of April 1, 2022.
Except as otherwise indicated in the footnotes to the table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is 6210 E. Highway 290, Suite 450, Austin, Texas 78723.
Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Shares
5% Stockholders
CD&R Vector Holdings, L.P.(1)	205,948,808	50.8%
Morgan Stanley(2)	42,300,681	10.4%
Capital World Investors(3)	35,865,953	8.8%
FMR LLC(4)	20,597,321	5.1%
Directors and Named Executive Officers
Ron Williams(5)	3,551,856	*
Michelle A. Gourdine, M.D.(6)	11,956	*
Sharad Mansukani, M.D.(7)	1,873,106	*
Clay Richards(8)	28,656	*
Michael Smith(9)	302,056	*
William Wulf, M.D.(10)	312,756	*
Karen McLoughlin	—	—
Ravi Sachdev	—	—
Richard J. Schnall	—	—
Derek L. Strum	—	—
Steven J. Sell(11)	2,700,000	*
Veeral Desai(12)	2,844,874	*
Benjamin Shaker(13)	1,184,324	*
Timothy S. Bensley(14)	108,093	*
Girish Venkatachaliah(15)	58,741	*
Theodore Halkias	2,039,180	*
All current directors and executive officers as a group (16 persons)(16)	13,495,927	3.3%
*	Less than one percent.
(1)	CD&R Vector Holdings, L.P., CD&R Investment Associates IX, Ltd., and CD&R Associates IX, L.P. filed a Schedule 13G on

February 14, 2022, in which they reported (1) shared voting power with respect to a total of 205,948,808 shares and (2) shared dispositive power with respect to a total of 205,948,808 shares. The mailing address for each of these entities is c/o Clayton, Dubilier & Rice, LLC, 375 Park Avenue, New York, New York 10152. CD&R Investment Associates IX, Ltd. (“CD&R Holdings GP”), as the general partner of the CD&R Investor, may be deemed to beneficially own the shares of common stock in which the CD&R Investor has beneficial ownership. CD&R Holdings GP expressly disclaims beneficial ownership of the shares of common stock in which the CD&R Investor has beneficial ownership. Investment and voting decisions with respect to the shares of common stock held by the CD&R Investor are made by an investment committee of limited partners of CD&R Associates IX, L.P., currently consisting of more than ten individuals, each of whom is also an investment professional of CD&R (the “Investment Committee”). All members of the Investment Committee disclaim beneficial ownership of the shares shown as beneficially owned by the CD&R Investor. CD&R Holdings GP is managed by a two-person board of directors. Donald J. Gogel and Nathan K. Sleeper, as the directors of CD&R Holdings GP, may be deemed to share beneficial ownership of the shares of common stock directly held by the CD&R Investor. Such persons expressly disclaim such beneficial ownership. The principal office of the CD&R Investor is c/o Clayton, Dubilier & Rice, LLC, 375 Park Avenue, New York, New York, 10152.
(2)
Morgan Stanley and Morgan Stanley Investment Management Inc. filed a Schedule 13G on January 7, 2022, in which they reported (1) shared voting power with respect to a total of 39,924,443 shares and (2) shared dispositive power with respect to a total of 42,300,681 shares. The mailing address for Morgan Stanley is c/o Morgan Stanley Investment Management Inc., 522 Fifth Avenue, New York, New York 10036.

(3)
Capital World Investors filed a Schedule 13G on February 11, 2022, in which it reported (1) sole voting power with respect to a total of 35,865,953 shares and (2) shared dispositive power with respect to a total of 35,865,953 shares. The mailing address of each of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(4)
FMR LLC filed a Schedule 13G on February 9, 2022, in which it reported (1) shared voting power with respect to a total of 1,195,706 shares and (2) shared dispositive power with respect to a total of 20,597,321 shares. The mailing address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(5)	Includes 1,100,000 shares that Mr. Williams has the right to acquire through the exercise of stock options. Also, includes 6,956 restricted stock units that will vest on April 14, 2022.
(6)	Includes 6,956 restricted stock units that will vest on April 14, 2022.
(7)	Includes 643,750 shares that Dr. Mansukani has the right to acquire through the exercise of stock options. Also, includes 6,956 restricted stock units that will vest on April 14, 2022.
(8)	Includes 6,956 restricted stock units that will vest on April 14, 2022.
(9)	Includes 145,100 shares of our common stock subject to outstanding vested restricted stock units. Also, includes 6,956 restricted stock units that will vest on April 14, 2022.
(10)
Includes 105,800 shares of our common stock subject to outstanding vested restricted stock units and 100,000 shares that Dr. Wulf has the right to acquire through the exercise of options. Also, includes 100,000 options that will vest and become exercisable on May 22, 2022, and 6,956 restricted stock units that will vest on April 14, 2022.

(11)
Includes 1,800,000 shares that Mr. Sell has the right to acquire through the exercise of stock options. Also includes an additional 900,000 options that will vest and become exercisable on June 1, 2022. Excluded are 556,200 shares held by the Sell Family Trust and the Sell Children’s Trust, each an irrevocable trust of which Mr. Sell is neither the trustee nor a beneficiary.

(12)
Includes 2,581,708 shares that Mr. Desai has the right to acquire through the exercise of options. Also, includes 10,177 options that will vest and become exercisable on April 14, 2022, and 2,989 restricted stock units that will vest on April 14, 2022.

(13)
Includes 1,116,333 shares that Mr. Shaker has the right to acquire through the exercise of options. Also, includes 11,565 options that will vest and become exercisable on April 14, 2022, and 3,396 restricted stock units that will vest on April 14, 2022.

(14)
Includes 50,000 shares that Mr. Bensley has the right to acquire through the exercise of options. Also, includes 54,357 options that will vest and become exercisable on April 14, 2022, and 3,736 restricted stock units that will vest on April 14, 2022.

(15)
Includes 25,000 shares that Mr. Venkatachaliah has the right to acquire through the exercise of options. Also, includes 32,383 options that will vest and become exercisable on April 14, 2022, and 1,358 restricted stock units that will vest on April 14, 2022.

(16)
Consists of 2,039,180 shares that Mr. Halkias has the right to acquire through the exercise of options. Mr. Halkias resigned as our Chief Business Officer, effective February 28, 2022. He previously served as our Chief Financial Officer until January 11, 2021.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires executive officers and directors, a company's chief accounting officer and persons who beneficially own more than 10% of a company's common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of copies of such reports and written representations from our executive officers, directors and the CD&R Investor, we believe that our executive officers, directors, and the CD&R Investor complied with all Section 16(a) filing requirements during 2021, except for the Form 3 of Michael Smith, dated April 14, 2021, and the Form 4 of Glenn Sobotka, our Chief Accounting Officer, dated November 4, 2021, both of which were inadvertently filed late.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our board of directors has approved policies and procedures with respect to the review and approval of certain transactions between us and a Related Person (as defined herein) or a Related Person Transaction (as defined herein) (the “Related Person Transaction Policy”). Pursuant to the terms of the Related Person Transaction Policy, our board of directors, acting through our Audit Committee, must review and decide whether to approve any Related Person Transaction. Any Related Person Transaction is required to be reported to our legal department, which will then determine whether it should be submitted to our Audit Committee for consideration. The Audit Committee must then review and decide whether to approve any Related Person Transaction.
For the purposes of the Related Person Transaction Policy, a “Related Person Transaction” means a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant, and in which any Related Person had, has or will have a direct or indirect interest; and a “Related Person” means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of agilon health or a nominee to become a director of agilon health; any person who is the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and “spouse” includes an individual married to a person of the same sex if the couple is lawfully married under state law, regardless of the individual’s domicile; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.
Stockholders Agreements
CD&R Stockholder Agreement
In connection with our IPO, we entered into the CD&R Stockholder Agreement with the CD&R Investor. The CD&R Stockholder Agreement grants the CD&R Investor the right to designate for nomination for election to our board of directors a number of CD&R Designees equal to:
•
at least a majority of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 50% of the outstanding shares of our common stock;

•
at least 40% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 40% but less than 50% of the outstanding shares of our common stock;

•
at least 30% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 30% but less than 40% of the outstanding shares of our common stock;

•
at least 20% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 20% but less than 30% of the outstanding shares of our common stock; and

•
at least 5% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 5% but less than 20% of the outstanding shares of our common stock.

For purposes of calculating the number of CD&R Designees that the CD&R Investor is entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis after taking into account any increase in the size of our board of directors. If the CD&R Investor beneficially owns less than 5% of the outstanding shares of common stock, the CD&R Investor will no longer be entitled to designate any designees for nomination by the board of directors.
With respect to any vacancy of a CD&R-designated director, the CD&R Investor has the right to designate a new director for election by a majority of the remaining directors then in office.
The CD&R Stockholder Agreement provides that a CD&R Designee will serve as the Chairman of our board of directors as long as the CD&R Investor beneficially owns at least 25% of the outstanding shares of our common stock.
The CD&R Stockholder Agreement also grants to the CD&R Investor certain other rights, including specified information and access rights.
Pre-IPO Stockholders Agreement
Prior to our IPO, we were a party to an Amended and Restated Stockholders’ Agreement, dated as of November 29, 2019 (as amended or otherwise modified, the “Existing Stockholders Agreement”), by and among agilon health, and our pre-IPO stockholders, including the CD&R Investor, the Morgan Stanley Investor (defined below) and the Capital World Investor (defined below). Other than a 180-day lock-up provision in the event of an IPO, the Existing Stockholders Agreement terminated upon the completion of our IPO.
Registration Rights Agreement
In connection with our IPO, we entered into a registration rights agreement with the CD&R Investor. The registration rights agreement grants to the CD&R Investor and its permitted assigns customary Form S-1 and Form S-3 demand registration rights and piggyback registration rights, in each case subject to customary terms and conditions.
We are a party to registration rights agreements with each of our pre-IPO stockholders, including the Morgan Stanley Investor and the Capital World Investor. The registration rights agreements grant to the existing stockholders and each of their respective permitted assigns, customary Form S-3 demand registration rights and piggyback registration rights, in each case subject to customary terms and conditions.
Investment Agreements
We are a party to an Investment Agreement, dated as of November 7, 2018, as amended by the first amendment, dated as of October 21, 2020 (as may be further amended or restated, the “Morgan Stanley Investment Agreement”), with Morgan Stanley Investment Management Inc. on behalf of certain funds and accounts (such entities collectively, the “Morgan Stanley Investor”), pursuant to which the Morgan Stanley Investor purchased the shares of our common stock that it owns. In addition to customary sale and issuance provisions and representations by us and the Morgan Stanley Investor, the Morgan Stanley Investment Agreement contained certain put rights regarding the ownership of our common stock and customary information rights. All such rights terminated automatically upon the consummation of our IPO.
We are also party to an Investment Agreement, dated as of January 4, 2019, as amended by the first amendment, dated as of October 5, 2020, and an Investment Agreement, dated as of March 4, 2020 (as may be amended or restated, together, the “Capital World Investment Agreements”), with The New Economy Fund and SMALLCAP World Fund, Inc. (such entities together, the “Capital World Investor”), pursuant to which the Capital World Investor purchased the shares of our common stock that it owns. In addition to customary sale and issuance provisions and representations by us and the Capital World Investor, the Capital World Investment Agreements contained rights which are substantially the same as the rights provided in the Morgan Stanley Investment Agreement, as well as certain consent rights. All such rights terminated automatically upon the consummation of our IPO.
Consulting Agreement
Prior to our IPO, we were party to a consulting agreement with CD&R, dated as of July 1, 2016. For each of the years ended December 31, 2021, 2020 and 2019, we paid $0.8 million, $1.5 million, and $1.5 million, respectively, to CD&R in advisory consulting fees, in addition to certain expense reimbursements. We terminated the consulting agreement in connection with our IPO.

Indemnification
We are a party to an indemnification agreement (the “Indemnification Agreement”) with the CD&R Investor, Clayton, Dubilier & Rice Fund IX, L.P., Clayton, Dubilier & Rice Fund IX-A, L.P., CD&R Advisor Fund IX, L.P. (together, the “CD&R Funds”) and CD&R, pursuant to which we indemnify the CD&R Investor, the CD&R Funds and CD&R and each of their respective affiliates, successors, assigns, directors, officers, partners, members, employees, agents, advisors, consultants, representatives and controlling persons, against certain liabilities arising out of performance of the consulting agreements and any transaction fee agreements and certain other claims and liabilities, including liabilities arising out of financing arrangements and securities offerings. Our indemnification obligations under the Indemnification Agreements are primary to any similar rights to which any indemnitee may be entitled under any other agreement or document.
We are a party to indemnification agreements with our directors. The indemnification agreements provide the directors with contractual rights to indemnification and expense advancement.
Transactions with Other Related Parties
We were a party to the Unsecured Credit Facility with Arawak IX, L.P., an affiliate of the CD&R Investor. The Unsecured Credit Facility was repaid in full in February 2021.

REPORT OF THE AUDIT COMMITTEE
The principal purpose of the Audit Committee is to assist the board of directors in its oversight of our accounting practices, system of internal controls, audit processes, and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor, as well as overseeing the performance of the Company’s internal audit function. The Audit Committee’s function is more fully described in its charter.
Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm for the year ended December 31, 2021, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2021 with management and with Ernst & Young LLP. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2021.
The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communications with Audit Committees.”
The Audit Committee also has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence from us.
Based on the review and discussions described above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
The Audit Committee
Karen McLoughlin (Chair)
Clay Richards
Michael Smith
This Report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

PROPOSAL 1: ELECTION OF DIRECTORS
The following individuals, all of whom are currently serving on our board of directors, are nominated for election this year as Class I directors:
•	Richard J. Schnall
•	Sharad Mansukani, M.D.
•	Michael Smith
•	Clay Richards
If elected, each of these individuals will serve as a Class I director until the 2025 Annual Meeting of Stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our board of directors may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a Class I director.
The relevant experiences, qualifications, attributes or skills of each nominee that led our board of directors to recommend the above persons as a nominee for director are described above in the section entitled “The Board of Directors and Corporate Governance.”
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE CLASS I NOMINEES LISTED ABOVE.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022 and recommends that the stockholders vote for ratification of such selection. The Audit Committee has sole and direct responsibility for the appointment, retention, termination, compensation, evaluation, and oversight of the work of any independent registered public accounting firm engaged by the Company. In the event of a negative vote on the ratification, the Audit Committee may reconsider its appointment of Ernst & Young LLP for the year ending December 31, 2022; however, the Audit Committee will consider the outcome of the vote for the year ending December 31, 2022, and when making appointments of our independent registered public accounting firm in future years.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.
Audit Fees and Related Fees
The following table presents, for the years ended December 31, 2020 and 2021, fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements, audit-related services, tax services and all other services. In accordance with the SEC’s definitions and rules, “audit fees” are fees we paid Ernst & Young LLP for professional services for the audit of our Consolidated Financial Statements included in our Annual Report on Form 10-K, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements; and “tax fees” are fees for tax compliance, tax advice and tax planning.
	Year Ended December 31,
	2021	2020
Audit Fees(1)	$2,865,000	$3,996,000
Tax Fees(2)	$—	$—
(1)
Audit fees include fees related to the audits of the Company and other services associated with regulatory filings as well as other fees associated with audits of certain subsidiaries of the Company and other professional services related to our IPO, including in relation to our registration statement on Form S-1.

(2)	Includes services rendered in connection with tax planning, compliance and tax return preparation fees.
Pre-Approval Policies and Procedures
In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee charter provides that the Audit Committee of the board of directors has the sole authority and responsibility to pre-approve all audit services, audit- related tax services and other permitted services to be performed for the Company by its independent auditors and the related fees. Pursuant to its charter and in compliance with rules of the SEC and Public Company Accounting Oversight Board (“PCAOB”), the Audit Committee has established a pre-approval policy that requires the pre-approval of all services to be performed by the independent auditors. The independent auditors may be considered for other services not specifically approved as audit services or audit-related services and tax services so long as the services are not prohibited by SEC or PCAOB rules and would not otherwise impair the independence of the independent auditor.
All of the services performed by Ernst & Young LLP during the years ended December 31, 2021 and 2020 were approved in advance by the Audit Committee pursuant to the pre-approval policy.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022.
PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and in accordance with Section 14A of the Exchange Act, the Company’s stockholders are entitled to approve, on an advisory basis, the compensation of our named executive officers. This non-binding advisory vote, commonly known as a “Say on Pay” vote, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
As described in the “Compensation Discussion and Analysis” section of this proxy statement (the “CD&A”), the Compensation and Human Capital Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executives based on our performance. In particular, the Compensation and Human Capital Committee strives to (i) attract and retain highly motivated, qualified and experienced executives, (ii) focus the attention of the named executive officers on the strategic, operational and financial performance of the Company, and (iii) encourage the named executive officers to meet long-term performance objectives and increase stockholder value. To do so, the Compensation and Human Capital Committee uses a combination of short- and long-term incentive compensation to motivate and reward executives who have the ability to significantly influence our long-term financial success and who are responsible for effectively managing our operations in a way that maximizes stockholder value. It is always the intention of the Compensation and Human Capital Committee that our executive officers be compensated competitively with the market and consistently with our business strategy, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our named executive officers are reasonable and not excessive.
For these reasons, the board of directors is asking stockholders to vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
As you consider this Proposal 3, we urge you to read the CD&A section of this proxy statement for additional details on our executive compensation for 2021, including the more detailed information about our compensation philosophy and objectives and the past compensation of our named executive officers, and to review the tabular disclosures regarding named executive officer compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this proxy statement.
As an advisory vote, Proposal 3 is not binding on our board of directors or the Compensation and Human Capital Committee, will not overrule any decisions made by our board of directors or the Compensation and Human Capital Committee, or require our board of directors or the Compensation and Human Capital Committee to take any specific action. Although the vote is non-binding, our board of directors and the Compensation and Human Capital Committee value the opinions of our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION
In addition to the advisory “Say on Pay” vote set forth in Proposal 3, under the Dodd-Frank Act and Section 14A of the Exchange Act, stockholders are also entitled, at least once every six years, to indicate on an advisory basis, their preference regarding how frequently we should solicit the “Say on Pay” vote. This non-binding advisory vote is commonly referred to as a “Say on Frequency” vote. By voting on this Proposal 4, stockholders may indicate whether the advisory “Say on Pay” vote should occur every year, every two years or every three years or they may abstain from voting. Although the vote is advisory and is not binding on the board of directors, the board will take into account the outcome of the vote when considering the frequency of future “Say on Pay” proposals.
After careful consideration, the board of directors believes that an advisory vote on executive compensation that occurs EVERY YEAR is the most appropriate alternative for our Company as an annual vote cycle gives the Compensation and Human Capital Committee frequent information about our stockholders’ sentiments so that the Compensation and Human Capital Committee can take any action to implement necessary changes to our executive compensation policies and procedures.
Please note that this proposal does not provide stockholders with the opportunity to vote for or against any particular resolution. Rather it permits stockholders to choose how often they would like us to include a stockholder advisory vote on the compensation of our executives on the agenda for the annual meeting of stockholders. Notwithstanding the board’s recommendation and the outcome of the stockholder vote, the board may in the future decide that it is in the best interest of our stockholders and the Company to conduct “Say on Frequency” votes on a less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A FREQUENCY OF “EVERY YEAR” FOR FUTURE “SAY ON PAY” PROPOSALS ON EXECUTIVE COMPENSATION.

OTHER BUSINESS
The board of directors does not know of any matters which will be brought before the Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named in the Company’s proxy will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.
A list of stockholders entitled to be present and vote at the Annual Meeting will be available at 6210 E. Highway 290, Suite 450, Austin, Texas 78723 for inspection by the stockholders from April 11, 2022, to the date of the Annual Meeting. The list also will be available during the Annual Meeting for inspection by stockholders who are present.
Whether or not you expect to attend the Annual Meeting, we urge you to vote via the Internet, as instructed on the proxy card and Notice of Internet Availability or, if so requested, by executing and returning the requested proxy card in the postage paid envelope that will be provided, so that your shares may be represented at the Annual Meeting.
By Order of the Board of Directors,

Lyn Amor Macaraeg
Vice President, Legal Services and Secretary
April 11, 2022

BROADRIDGE CORPORATE ISSUER SOLUTIONS
C/O HEXTONE, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AGL2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1a. Richard J. Schnall	☐	☐	☐
1b. Sharad Mansukani, M.D.	☐	☐	☐
1c. Michael Smith	☐	☐	☐
1d. Clay Richards	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	**Against**	**Abstain**
2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm.	☐	☐	☐
3. To approve, by non-binding vote, executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	**2 years**	**3 years**	**Abstain**
4. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000527849_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com

AGILON HEALTH, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
MAY 24, 2022

The shareholder(s) hereby appoint(s) Steven J. Sell and Timothy S. Bensley, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Agilon Health, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/AGL2022 at 9:00 a.m., Eastern Time on Tuesday, May 24, 2022, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 and 3 AND 1 YEAR ON PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

0000527849_2 R1.0.0.24

Continued and to be signed on reverse side